Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

BY AND AMONG

TAPCO INTERNATIONAL CORPORATION

AND

KLEER LUMBER, INC.

AND

LOUIS H. PRICE

WALTER F. VALENTINE

JO-ANNE G. PRICE

DECEMBER 14, 2012

Section 9.12.	Severability	49
Section 9.13.	Expenses	49
Section 9.14.	No Third Party Beneficiaries	49
Section 9.15.	Schedules	49
Section 9.16.	No Strict Construction	49
Section 9.17.	Interpretation	49
Section 9.18.	Waiver of Jury Trial	50
Section 9.19.	CONSENT TO JURISDICTION; SERVICE OF PROCESS	50

v

Schedules

Schedule

1.1(d)	Contracts
1.1(g)	Motor Vehicles
1.1(i)	Real Property
1.1(j)	Bank Accounts; Lockboxes
3.3	Purchase Price Allocation
3.4(a)	Purchase Price Adjustment
5.2(b)	Authorization and Noncontravention
5.4(a)	Financial Statements
5.4(c)	Indebtedness
5.4(d)	Guarantees
5.5	Employees
5.6	Absence of Certain Changes
5.7(a)	Other Contracts
5. 7(b)	Breaches
5.7(d)	Outstanding Bids or Proposals
5.9(a)	Title and Related Matters
5.9(c)	Contracts of Sale or Lease
5.10	Litigation
5.11(a)	Tax Returns
5.11(b)	Tax Claims
5.12(a)	Compliance with Laws
5.13(a)	ERISA Matters
5.13(f)	Employee Benefit Plans
5.14(a)	Intellectual Property
5.14(b)	Licenses
5.14(c)	Liens on Intellectual Property
5.14(d)	Claims
5.14(e)	Infringement Matters
5.14(f)	Other Claims
5.14(g)	Contested Proceedings
5.15	Warranties
5.16	Products Liability
5.17	Environmental Matters
5.18	Capital Expenditures
5.19	Affiliated Transactions
5.20	Insurance and Claims
5.21	Accounts Receivable and Inventory
5.22	Brokerage Fees
5.23	Customers and Suppliers
5.24	Permits
5.25	Utilities
5.26	Improper and Other Payments
5.29	Operations of Seller
5.30	Other Tangible Property
5.31(b)	Title to Real Property
5.31(c)	Rights to Acquired Real Property
5.31(d)	Material Consents
5.31(g)	Restricted Use

This ASSET PURCHASE AGREEMENT, dated as of December 14, 2012 (this “Agreement”), is by and among TAPCO INTERNATIONAL CORPORATION, a Michigan corporation (the “Buyer”) and KLEER LUMBER, INC., a Massachusetts corporation (the “Seller”), and Louis H. Price, Jo-Anne G. Price and Walter F. Valentine (the “Stockholders”).

The following recitals are true and constitute the basis for this Agreement:

A.                                    Seller is in the business of manufacturing and/or distributing PVC trim board, molding and other products (collectively, the “Business”);

B.                                    Buyer wishes to purchase from Seller, for the consideration set forth herein, and Seller wishes to sell to Buyer for such consideration, substantially all of the assets, properties and rights of Seller used in the operation of the Business, upon the terms and conditions of this Agreement; and

C.                                    Unless otherwise defined in this Agreement, certain capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Section 9.3 below.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

SALE OF ASSETS

Section 1.1.                                Assets to be Sold.  Except as otherwise provided in Section 1.2 below, at the Closing provided for in Section 4.1 below, Seller shall sell, assign, transfer and deliver to Buyer all of the assets, properties and rights of Seller of every type and description owned, leased or otherwise licensed by Seller and used in the Business, including real, personal and mixed, tangible and intangible, wherever located and whether or not reflected on the books and records of Seller (all of such assets, properties and rights owned, leased or otherwise licensed by Seller and used in the Business being hereinafter sometimes collectively called the “Purchased Assets”), including, without limitation:

(a)                                 those assets, properties and rights reflected on the Unaudited Financial Statements, including, but not limited to all accounts receivable, inventory, sales accessories, parts, machinery, equipment, tools, computer hardware, software and data, furniture, leasehold improvements, fixtures, supplies, trademarks, tradenames and service marks, telephone and facsimile numbers, customer files, websites and prepaids, but excluding any such items disposed of by Seller in the ordinary course of the Business since the Financial Statement Date and including any such items acquired by Seller since the Financial Statement Date;

(b)                                 Seller’s list of customers and suppliers;

(c)                                  Seller’s right to use the names “Kleer,” “Kleer Lumber,” “Kleer Trimboard,” “Kleer Decking” and all variants thereof;

(d)                                 all of Seller’s interest in and Claims and rights under Contracts listed in Schedule 1.1(d) (the “Assumed Contracts”) and all Permits held by Seller;

(e)                                  the books and records of Seller relating to the Purchased Assets and the Assumed Liabilities;

(f)                                   Seller’s rights in all Seller’s Intellectual Property;

(g)                                  the motor vehicles and transportation equipment of Seller listed on Schedule 1.1(g);

(h)                                 the goodwill of Seller;

(i)                                     the real property lease listed in Schedule 1.1(i);

(j)                                    the bank and lockbox accounts of Seller described in Schedule 1.1(j) hereto;

(k)                                 all rights of Seller relating to confidentiality, assignment of proprietary rights, non-solicitation and non-competition pursuant agreements between Seller and its employees, in each case relating to current and past employees of Seller; and

(l)                                     except for the Excluded Assets, all other assets, properties, rights, Claims, entitlements and business of every kind and nature owned or held by Seller or in which Seller has an interest and used in connection with its manufacturing plant, sales facilities, and offices located in Westfield, Massachusetts, known or unknown, fixed or unfixed, inchoate, accrued, absolute, contingent or otherwise, whether or not specifically referred to in this Agreement.

Section 1.2.                                Excluded Assets. All other assets of Seller which are not specifically identified as Purchased Assets shall be retained by Seller and shall not be sold and transferred to Buyer hereunder, which Excluded Assets include, without limitation, the following:

(a)                                 Seller’s records relating to its corporate functions (including, but not limited to, certificate of incorporation, taxpayer and other identification numbers, Income Tax records, seals and minute books); provided, however, to the extent such records relate to the Purchased Assets or Assumed Liabilities, Seller may retain a true and correct copy thereof, other than those related to the Purchased Assets or the Assumed Liabilities;

(b)                                 all rights of Seller under this Agreement and the instruments and documents executed in connection herewith;

(c)                                  all powers of attorney, safety deposit boxes and Contracts relating to the engagement by Seller of investment bankers, accountants and legal counsel;

(d)                                 the Policies;

(e)                                  all Tax losses, Tax loss carry forwards and rights to receive refunds, credits and credit carry forwards with respect to any and all Taxes, to the extent attributable to a taxable period (or portion thereof) ending on or prior to the Closing Date including, without limitation, interest thereon, whether or not the foregoing is derived from the operation of the Business;

(f)                                   assets relating to or arising under or in connection with any Employee Benefit Plans;

(g)                                  all claims, refunds, credits, causes of action, choices in action, rights of recovery and rights of set-off of any kind which relate to pre-Closing periods and which are not otherwise part of the Final Net Working Capital or an Assumed Liability;

(h)                                 cash and cash equivalents which are not part of the Net Working Capital or the Final Net Working Capital; and

(i)                                     all rights and obligations of Seller set forth in Schedule 1.2.

The specific assets described in this Section 1.2 are hereinafter sometimes collectively referred to as the “Excluded Assets.”

ARTICLE II

ASSUMPTION OF LIABILITIES

Section 2.1.                                Liabilities Assumed by Buyer.  From and after the Closing Date, Buyer will assume and agree to pay, defend, discharge and perform as and when due only the obligations of Seller which are reflected in the Final Net Working Capital Statement or which arise after the Closing Date under the Assumed Contracts (excluding those obligations which relate to performance of the Assumed Contract at or prior to the Closing except to the extent reflected in the Final Net Working Capital Statement).  The liabilities to be assumed by Buyer pursuant to this Agreement are hereinafter sometimes collectively referred to as the “Assumed Liabilities.” The Assumed Liabilities shall be assumed by Buyer at the Closing pursuant to the Bill of Sale, Assignment and Assumption Agreement referred to in Section 4.4(c) Section 4.4(c).

Section 2.2.                                Liabilities Not Assumed by Buyer. Except for Assumed Liabilities, anything in this Agreement to the contrary notwithstanding, Buyer shall not assume, nor in any way be liable or responsible for, any other liabilities or obligations of Seller or any of its Affiliates of any kind or nature, including, but not limited to the following liabilities or obligations of Seller:

(a)                                 any liability of Seller under any Contract for brokerage commissions, investment banking or finder’s fees or expenses or similar compensation in connection with the transactions contemplated by this Agreement payable by Seller to Sun Mergers and Acquisitions or any other Person;

(b)                                 Taxes payable by Seller and fines and penalties with respect thereto, including all Taxes relating to periods on and prior to Closing;

(c)                                  Seller’s liabilities and obligations under Article VIII of this Agreement;

(d)                                 any liability or obligation of Seller relating to any severance payment, change of control payment or other payment or obligation any employee of Seller becomes entitled to as a result of the transaction contemplated hereby;

(e)                                  any liability or obligation of Seller arising out of, in connection with or relating to any Excluded Asset; or

(f)                                   any liability or obligation of Seller arising out of, in connection with or relating to Seller’s operation of the Business prior to the Closing, excluding any Assumed Liabilities.

The specific liabilities not being assumed by Buyer pursuant to this Agreement are hereinafter sometimes collectively referred to as the “Retained Liabilities.”

ARTICLE III

PURCHASE PRICE AND PAYMENT

Section 3.1.                                Purchase Price. The aggregate purchase price for the Purchased Assets (the “Purchase Price”) shall be an amount equal to forty three million and 00/100 dollars ($43,000,000.00), as adjusted pursuant to this Section 3.1 and Section 3.4 below. The Purchase Price shall be increased or decreased, as the case may be, by the amount by which the Net Working Capital as of December 31, 2012 and reflected on the Final Net Working Capital Statement, as defined in Section 3.4 is greater or lesser than two million and 00/100 dollars ($2,000,000.00) (the “Net Working Capital Target”).  Following the Closing Date, the parties shall determine the Net Working Capital of Seller as of the Closing Date and adjust the amount due from the Buyer to Seller in connection with the Holdback Amount, or from Seller to the Buyer, all pursuant to Section 3.4 below.

Section 3.2.                                Closing Payment. Buyer shall pay to Seller at the Closing the Purchase Price, less fifty thousand and 00/100 dollars ($50,000.00) (the “Holdback Amount”) and less one million, eight hundred thousand and 00/100 dollars ($1,800,000.00) (the “Escrow Amount”) for a total of forty one million one hundred fifty thousand and 00/100 dollars ($41,150,000.00) (the “Closing Payment”) by wire transfer in immediately available funds to an account designated by Seller at least 2 Business Days prior to the Closing Date. The Closing Payment shall be reduced by the amount of repayment at Closing of Seller’s indebtedness for borrowed money.  The Holdback Amount shall be payable in accordance with Section 3.4 below. The Escrow Amount shall be payable in accordance with Section 8.7 below.

Section 3.3.                                Purchase Price Allocation. For federal income tax purposes, the amount of the Purchase Price shall be allocated as set forth on Schedule 3.3.  This allocation shall be binding upon Buyer and Seller and Buyer and Seller and their Affiliates shall report, act and file Tax Returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with the allocation of the Purchase Price set forth in this Section 3.3.  Neither Buyer, Seller, nor their Affiliates shall take any position (whether in audits, Tax returns or otherwise) which is inconsistent with such allocation unless required to do so by applicable law.

Section 3.4.                                Purchase Price Adjustment.

(a)                                 No later than December 30, 2012, Seller shall deliver to Buyer a schedule prepared in accordance with GAAP consistent with past practices used in preparing the latest balance sheet set forth in the Unaudited Financial Statements presenting Seller’s good faith estimate of the Net Working Capital as of December 31, 2012 (the “Estimated Net Working Capital Statement”).  For purposes of this Section 3.4, “Net Working Capital” is calculated as those components of Seller’s current assets and current liabilities set forth in Schedule 3.4 as of December 31, 2012, in each case as included in the Purchased Assets and Assumed Liabilities, provided that inventory shall be calculated as December 29, 2012 as described in Section 3.4(d).   As soon as practicable but in any event within 60 days after the Closing Date, Buyer shall prepare and deliver to Seller an unaudited statement of the Net Working Capital dated as of December 31, 2012 (the “Proposed Closing Date Net Working Capital Statement”), which Proposed Closing Date Net Working Capital Statement shall (i) have been prepared by Buyer in accordance with GAAP, and setting forth Buyer’s calculation of the actual Net Working Capital as of December 31, 2012.  Seller and its representatives shall have the right, during normal business hours and upon reasonable request, to review all work papers and procedures used to prepare the Proposed Closing Date Net Working Capital Statement and to have reasonable access to Buyer’s financial employees and any accountants involved in the determination of the Proposed Closing Date Net Working Capital Statement and shall have the right to perform reasonable procedures necessary to confirm the accuracy thereof.

(b)                                 The Proposed Closing Date Net Working Capital Statement shall become final and binding on Seller and Buyer unless Seller notifies Buyer in writing within 15 days after delivery of the Proposed Closing Date Net Working Capital Statement, as the case may be, and specifies therein the basis and reason for the dispute and the amount which is in dispute (the “Disputed Matters”). During a period of 20 days following the delivery of such notice, Buyer and Seller shall attempt to resolve any Disputed Matters. If, at the end of such 10 day period, Buyer and Seller shall have failed to reach agreement with respect to the Disputed Matters, the unresolved Disputed Matters shall be referred to Grant Thorton or if such firm declines to act in such capacity, any such other firm of independent nationally recognized accountants chosen and mutually accepted by both parties (the “Independent Accountants”) for resolution.  Buyer and Seller shall provide the Independent Accountants with a written statement that includes their respective calculation of the Net Working Capital as of December 31, 2012 and the Independent Accountant’s decision as to the Net Working Capital as of December 31, 2012 shall be communicated to the parties in writing. The Independent Accountants shall be instructed to use every reasonable effort to make its determination with respect to the Disputed Matters (the “Independent Accountant’s Final Net Working Capital Determination”) within 30 days of the submission to it of the Disputed Matters. Buyer shall give the Independent Accountants, during normal business hours and upon reasonable request, access to all work papers and procedures used to prepare Buyer’s determination of the Proposed Closing Date Net Working Capital Statement and to Buyer’s financial employees and any accountants. The final determination of the Net Working Capital as of December 31, 2012 (the “Final Net Working Capital”) shall be the Net Working Capital set forth in the Proposed Closing Date Net Working Capital Statement as adjusted by any Disputed Matters resolved by the parties and by the Independent Accountant’s Final Net Working Capital Determination, if any, which shall be reflected on the  Final Net Working Capital Statement (as defined below). The parties shall bear their own respective costs and expenses incurred in connection with such determination, and one-half of the fees of the Independent Accountants shall be paid by Buyer and one-half by Seller. This provision for the resolution of any Disputed Matters shall be the sole and exclusive remedy of the parties for resolving any Disputed Matter and shall be specifically enforceable by the parties and the decision of the Independent Accountants in accordance with the provisions hereof shall be final and binding and there shall be no right of appeal therefrom, absent fraud or clear error.

(c)                                  Within 10 days after the completion of the procedures set forth in Section 3.4(a) and Section 3.4(b) above, Buyer shall make any adjustments to the Proposed Closing Date Net Working Capital Statement as required by Section 3.4(b) (the “ Final Net Working Capital Statement”), and the final purchase price adjustment (the “Purchase Price Adjustment”) shall be determined.  The Purchase Price Adjustment shall be determined as the amount of Final Net Working Capital less the Net Working Capital Target.  The Purchase Price Adjustment, if any, shall be payable as follows:

(i)                                     if the Purchase Price Adjustment is a negative number, the Purchase Price Adjustment shall be paid by Seller to Buyer through a reduction to the Holdback Amount, and if the Purchase Price Adjustment exceeds the Holdback Amount (disregarding the negative value), then the excess shall be paid by Seller to Buyer by wire transfer in immediately available funds and no portion of the Holdback Amount shall be due and payable by Buyer; or, alternatively:

(ii)                                  if the Purchase Price Adjustment is a negative number, but less than the Holdback Amount (disregarding the negative value), Buyer shall deduct the Purchase Price Adjustment from the Holdback Amount and pay the balance of the Holdback Amount to Seller by wire transfer in immediately available funds; or alternatively

(iii)                               if the Purchase Price Adjustment is a positive number, then the entire Holdback Amount plus the amount of the Purchase Price Adjustment shall be paid by Buyer to Seller by wire transfer in immediately available funds.

The payment of the Purchase Price Adjustment and the Holdback Amount, if any, by Buyer or Seller, as the case may be, shall be due and payable, along with all accrued interest thereon, on or before the 10th Business Day following the 10 day period referred to in this Section 3.4(c) above (the “Payment Due Date”).  All amounts to be paid by either Seller or Buyer, as the case may be, to the other under this Section 3.4(c) shall bear interest at a rate equal to the “prime rate” of interest reported from time to time in the Wall Street Journal, in the “Money Rates” section or equivalent substitute section of such paper (the “Prime Rate”), from the period beginning on the Closing Date and ending on the Payment Due Date, and if not paid on or before the Payment Due Date, shall bear interest at the Prime Rate plus 6% from the Payment Due Date until paid in full.

(d)                                 On December 29, 2012, Buyer and Seller, each assisted by such consultants as they may each wish to utilize, shall conduct a joint survey of Seller’s inventory (the “Inventory Survey”).  Buyer and Seller shall cooperate in good faith with respect to the Inventory Survey and shall use all commercially reasonable efforts to mutually agree on the quantities of the different types of inventory at the time of the Inventory Survey.  Buyer and Seller shall use their commercially reasonable efforts to agree on the value at the time of the Inventory Survey. As part of the Inventory Survey, Seller and Buyer shall prepare jointly a statement setting forth the amount of inventory and its value to which the parties are agreed, and if there is any disagreement as to amount or to value, a description of the differences and the reasons therefore.  The amounts set forth thereunder to which the parties are agreed shall be used for purposes of the calculation of Estimated Net Working Capital Statement and the Proposed Closing Net Working Capital Statement, provided that the parties may assert their differences in the Estimated Net Working Capital Statement or the Proposed Closing Net Working Capital Statement, and any disputes set forth in the written description may be taken into account with respect to the determination of Final Net Working Capital pursuant to this Section 3.4.

ARTICLE IV

CLOSING; TERMINATION

Section 4.1.                                Buyer Closing Conditions.  The performance of the obligations of Buyer hereunder to be performed at the Closing is subject, at the election of Buyer, to the fulfillment on or prior to the Closing Date of the following conditions:

(a)                                 Representations and Warranties.  The representations and warranties of Seller contained herein shall be true and correct in all material respects when made and as of and as if made at the Closing Date.

(b)                                 Performance.  All obligations and covenants required by this Agreement to be performed or to be complied with by Seller on or prior to the closing Date shall have been duly performed or complied with in all material respects.

(c)                                  Consents.  The landlord consents and other material consents listed on Schedule 5.31(d) shall have been duly obtained, in a form reasonably acceptable to Buyer.

(d)                                 Delivery of Closing Documents.  Seller shall have delivered to Buyer on the Closing Date the closing documents required to be delivered by Seller, all in form and substance reasonably satisfactory to Buyer.

(e)                                  Absence of Proceedings.  No suit, action, investigation or other proceeding which seeks (or, in the case of an investigation, may lead to a suit, action or proceeding which seeks) to restrain, prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby or which materially questions the validity or legality of such transactions shall be pending or threatened before any court or Government Entity.

(f)                                   No Material Adverse Change.  There shall not have been a material adverse change in any of the financial condition of Seller, the Purchased Assets, the Business, employee, supplier or customer relations, business prospects or operating results of Seller since the date hereof.

(g)                                  Due Diligence.  Buyer shall be satisfied, in its sole discretion, with its due diligence pursuant to Section 7.13.

Section 4.2.                                Seller Closing Conditions.  The performance of the obligations of Seller hereunder to be performed at the Closing is subject, at the election of Seller, to the fulfillment on or prior to the Closing Date of the following conditions:

(a)                                 Representations and Warranties.  The representations and warranties of Buyer contained herein shall be true and correct in all material respects when made and as of and as if made at the Closing Date.

(b)                                 Performance.  All obligations and covenants required by this Agreement to be performed or to be complied with by Buyer on or prior to the Closing Date shall have been duly performed or complied with in all material respects.

(c)                                  Delivery of Closing Documents.  Buyer shall have delivered to Seller on the Closing Date the closing documents required to be delivered by Buyer, all in form and substance reasonably satisfactory to Seller.

Section 4.3.                                Closing.  The closing of this Agreement and the transactions contemplated hereby shall take place at the offices of Cooley, Shrair P.C. in Springfield, Massachusetts or over the Internet by exchange of documents in pdf fashion, on December 31, 2012, no later than 1:00 p.m. EST, unless otherwise agreed by Buyer and Seller (the “Closing Date”).

Section 4.4.                                Seller Deliverables.  Seller shall deliver at Closing the following executed documents in form and content acceptable to Buyer:

(a)                                 Bill of Sale.  Bills of sale for applicable Purchased Assets that are tangible personal property in a form substantially similar to Exhibit 4.4 (a).

(b)                                 Assignment of Warranties.  An assignment of all warranties, guaranties, and bonds applicable to the Purchased Assets, or any part thereof; such assignment to provide that Seller will cooperate with Buyer to secure performance by any warrantor for any work to be performed by any warrantor pursuant to such guaranties or warranties in a form substantially similar to Exhibit 4.4 (b).

(c)                                  Assignment and Assumption Agreement. An assignment and assumption agreement pertaining to the Contracts in a form substantially similar to Exhibit 4.4 (c).

(d)                                 Escrow Agreement.  An escrow agreement in a form substantially similar to Exhibit 8.7.

(e)                                  Resolutions.  Certified copies of resolutions adopted by the Board of Directors of Seller and the stockholders of Seller authorizing the execution and delivery of this Agreement, the transaction documents, and the transactions contemplated hereby.

(f)                                   Evidence of No Liens.  An instrument or instruments dated no more than ten (10) calendar days prior to the Closing Date showing that there are no financing statements (excluding those to Webster Bank), judgments, taxes or other Liens outstanding against Seller or any of the Purchased Assets, certified by an officer of Seller that the information contained therein is true and correct as if such instrument or instruments were dated the Closing Date.

(g)                                  Assignments of Intellectual Property.  An assignment with respect to any Intellectual Property, including patents, patent applications, trademarks, and trademark applications in form suitable for recording in the United States Patent and Trademark Office substantially similar to Exhibit 4.4 (g).

(h)                                 Assignment of Permits.  An assignment of all Permits which are properly assignable by Seller pursuant to Regulation.

(i)                                     Certificate of Good Standing.  A Certificate of Good Standing with respect to  Seller issued by the Office of the Secretary of State of the state where  Seller is incorporated and any other state in which the Purchased Assets are located or any other state in which it is required that  Seller be qualified to operate the Business, dated no more than thirty (30) calendar days prior to the Closing Date.

(j)                                    Form 8594.  Pursuant to Section 1060 of the Code, a Form 8594.

(k)                                 List of Accounts Receivable.  An updated list of Accounts Receivable as of the Closing Date.

(l)                                     List of Saleable Inventory.  An updated list of the Saleable Inventory as of the Closing Date.

(m)                             Assignment of Corporate and Trade Name.  An assignment of corporate and trade name agreement in a form substantially similar to Exhibit 4.4(m).

(n)                                 Payoff Letter.  A payoff letter from Webster Bank reasonably satisfactory to Buyer which provides that Webster Bank’s Liens shall be released upon payment at closing of the amount set forth therein.

(o)                                 Insurance Certificates.  Evidence of insurance policies covering the Purchased Assets through the Closing Date.

(p)                                 Other Closing Documents.  Such other documents required by this Agreement or which the Buyer may reasonably require.

(q)                                 Keys and Passcodes.  Keys, passcodes and other items necessary to access and control the Purchased Assets.

Section 4.5.                                Buyer Deliverables.  Buyer shall deliver at Closing the following executed documents in form and content acceptable to Seller:

(a)                                 Closing Payment.  A confirmation of wire transfer of funds to Seller in an amount equal to the Closing Payment due pursuant to Section 3.2.

(b)                                 Escrow Payment.  A confirmation of wire transfer of funds to Escrow Agent in an amount equal to the Escrow Amount due pursuant to Section 3.2.

(c)                                  Assignment and Assumption Agreement.  An assignment and assumption Agreement pertaining to the Contracts and Assumed Liabilities in a form substantially similar to Exhibit 4.4(c).

(d)                                 Escrow Agreement.  An escrow agreement in a form substantially similar to Exhibit 8.7.

(e)                                  Resolutions.  A certified copy of resolutions adopted by the Board of Directors of Seller authorizing the execution and delivery of this Agreement, the Transaction Documents, and the transactions contemplated hereby.

(f)                                   Employment Agreement.  Buyer shall have taken no action to terminate, reject or assert the unenforceability of all or part of the Employment Agreement with Walter F. Valentine executed by Buyer and Mr. Valentine as of the date hereof.

Section 4.6.                                Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)                                 by the mutual written consent of Seller and Buyer;

(b)                                 by Buyer by written notice to Seller if:

(i)                                     Buyer is not satisfied on or before 11:59 p.m. Eastern Standard Time on December 16, 2012 (or such earlier time as Buyer notifies Seller that it will not be exercising its right to termination pursuant to this Section 4.6(b)(i)), in its sole discretion, with the results of its due diligence investigation; or

(ii)                                  Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 4.1 and such breach, inaccuracy or failure has not been cured by Seller by December 31, 2012; or

(iii)                               any of the conditions set forth in Section 4.1 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by December 31, 2012, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)                                  by Seller by written notice to Buyer if:

(i)                                     Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 4.2 and such breach, inaccuracy or failure has not been cured by December 31, 2012; or

(ii)                                  any of the conditions set forth in Section 4.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by December 31, 2012, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)                                 by Buyer or Seller in the event that (i) there shall be any law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited, (ii) any governmental authority shall have issued a governmental order restraining or enjoining the transactions contemplated by this Agreement, and such governmental order shall have become final and non-appealable, or (iii) the Closing has not occurred by 1:00 p.m. EST on December 31, 2012, time being of the essence.

(e)                                  Effect of Termination.  In the event of the termination of this Agreement in accordance with this Section 4.6, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(i)                                     as set forth in this Section 4.6, Section 7.2, and Article IX hereof; and

(ii)                                  that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

(f)                                   In the event that this Agreement is validly terminated by Seller pursuant to Section 4.6(c)(i), Buyer will pay to Seller a termination fee of $1,000,000 (the “Termination Fee”) in immediately available funds by wire transfer to an account as specified in writing by Seller.  The Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Seller, the Stockholders, any of their respective Affiliates or any other Person in connection with this Agreement, the transactions contemplated hereby and shall be the sole and exclusive remedy of Buyer, the Stockholders and their respective Affiliates and any other Person against Buyer and any of its Affiliates for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement in this Agreement or the failure of the Closing to be consummated.  Upon Seller’s receipt of the Termination Fee, none of Buyer or its Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement, excluding that certain Confidentiality Agreement which shall survive the termination of this Agreement.  The parties hereto acknowledge and agree that, in light of the difficulty of accurately determining actual damages with respect to the foregoing upon any termination of this Agreement under circumstances in which the Termination Fee is payable, the right to such payment constitutes a reasonable estimate of the damages that will be suffered by reason of any such termination of this Agreement, and shall be in full and complete satisfaction of any and all damages arising as a result of any such termination of this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

As of the date hereof and as of the Closing Date, Seller (subject to the limitations on survival and liability contained in Article VIII below) represents and warrants to Buyer, subject to such exceptions as are specifically disclosed in the schedules attached hereto supplied by Seller to Buyer dated as of the date hereof and certified as complete and correct by Walter F. Valentine in his capacity as Chief Executive Officer and President of Seller, as follows:

Section 5.1.                                Organization and Qualification.  Seller (a) is duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, (b) has all requisite power to carry on its business as it is now being conducted, and (c) is in good standing and duly qualified to do business in each jurisdiction in which the transaction of the Business makes such qualification necessary, except to the extent the failure to be in good standing or so qualified would not have a Material Adverse Effect. Seller does not own or lease property in any jurisdiction other than Massachusetts.

Section 5.2.                                Authorization and Noncontravention.

(a)                                 Seller has full corporate power and authority to enter into this Agreement and the agreements contemplated hereby being executed and delivered by Seller on the date hereof and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and all other agreements and transactions contemplated hereby being executed and delivered by Seller on the date hereof have been duly authorized by the stockholders of Seller and no other corporate proceedings are necessary to authorize this Agreement and the agreements contemplated hereby being executed and delivered by Seller on the date hereof and the transactions contemplated hereby and thereby.  This Agreement and all other agreements contemplated hereby being executed and delivered by Seller on the date hereof each constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except where as enforceability may be limited by bankruptcy, reorganization, moratorium and similar laws at the time in effect affecting the rights of creditors generally.

(b)                                 Except as set forth in Schedule 5.2(b) hereto, the execution, delivery and performance by Seller of this Agreement, and all other agreements contemplated hereby to be executed and delivered by Seller on the date hereof, and the fulfillment of and compliance with the respective terms hereof and thereof by Seller, do not and will not (a) materially conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default or event of default under (whether with or without due notice, the passage of time or both), (c) result in the creation of any Lien upon Seller’s assets pursuant to, (d) give any third party the right to modify, terminate or accelerate any obligation under, (e) result in a violation of, or (f) require any authorization, consent, approval, exemption or other action by, notice to, or filing with any third party or Authority pursuant to, the Certificate of Incorporation or Bylaws of Seller or any applicable Regulation, Order or Contract to which Seller or its respective properties are subject.  Seller has complied with all applicable Regulations and Orders in connection with the execution, delivery and performance of this Agreement and the agreements contemplated hereby to be executed by Seller on the date hereof.

Section 5.3.                                Certificate of Incorporation and Bylaws.  The copies of the Certificate of Incorporation and Bylaws of Seller, and all amendments to each through the date hereof, which have been delivered or made available to Buyer are true, correct and complete and in effect as of the date hereof.

Section 5.4.                                Financial Statements.

(a)                                 Attached as Schedule 5.4(a) hereto are (i) audited year-end balance sheets of Seller as of December 31, 2009, 2010 and 2011 and the related audited statements of operations and cash flows of Seller for each of the fiscal years then ended (such financial statements, including the notes thereto, the “Audited Financial Statements”) and (ii) an unaudited balance sheet of Seller as of November 30, 2012 and the related unaudited statements of operations and cash flows of Seller for the 11 months ended November 30, 2012 (such financial statements, including the notes thereto, the “Unaudited Financial Statements”).  The items referred to in subsections (i) and (ii) are sometimes hereinafter referred to collectively as the “Financial Statements.”  The Audited Financial Statements present fairly, in all material respects, the financial position of Seller at December 31, 2009, 2010 and 2012, respectively, and the results of its operations and cash flows for the years then ended in conformity with GAAP applied on a consistent basis.  The Unaudited Financial Statements were prepared from the books and records of Seller and present fairly, in all material respects, Seller’s financial position at November 30, 2012, and the results of its operations and cash flows for the 11 months then ended in conformity with GAAP applied on a consistent basis, subject to normal year-end adjustments, which are not material in amount.  Seller does not utilize any percentage of completion or similar method of accounting for revenue, income or cost recognition purposes.  Except as described in Schedule 5.4(a) hereto or reflected in the Financial Statements (including the notes thereto), Seller has not in the past 5 fiscal years written off any research and development costs, incurred any reorganization, restructuring or similar costs or changed the book value of any assets, liabilities or goodwill of any business acquired by Seller.  Seller has no obligation to make any additional Investments in any other Person.  All properties used in the Business during the period covered by the Financial Statements, including the Purchased Assets and all liabilities of the Business, are reflected in the Financial Statements in accordance with and to the extent required by GAAP.  The date of November 30, 2012, is herein referred to as the “Financial Statement Date.”

(b)                                 No officer or management employee of Seller has ever refused to execute any certification, of any nature whatsoever, required by law, or required by any accounting, banking, financial or legal counsel in connection with the Financial Statements.

(c)                                  Except as set forth in Schedule 5.4(c) hereto, in the other schedules hereto or in the Unaudited Financial Statements, Seller has no Indebtedness, obligation or liability required to be reflected in the Unaudited Financial Statements in accordance with GAAP, other than Indebtedness, liabilities and obligations that have arisen after the Financial Statement Date in the ordinary course of the Business (none of which is a liability resulting from breach of a Contract, Regulation, Order or warranty, tort, infringement or Claim) and the Retained Liabilities.

(d)                                 Except as set forth in Schedule 5.4(d) hereto, there is no Person that has Guaranteed, or provided any financial accommodation of, any Indebtedness, obligation or liability of Seller or for the benefit of Seller for the periods covered by the Financial Statements other than as set forth in the Financial Statements.

Section 5.5.                                Employees.  Schedule 5.5 sets forth the name and current base hourly rates for each of Seller’s employees, exclusive of the amount of the discretionary bonuses and the amount of commissions payable, other than the percentage of sales or other basis on which commissions are payable, and Seller’s Contracts containing compensation terms for Seller’s sales agents.  To the Knowledge of Seller, Seller has conducted its business in compliance with all Regulations and Orders affecting employment and employment practices applicable to Seller, including the payment of wages and hours.  Seller is not a party to any collective bargaining agreements and there have been no strikes, work stoppages nor any demands for collective bargaining by any union, labor organization or other Person representing Seller’s employees.  To Seller’s Knowledge, there is no dispute or controversy with any union or other organization of Seller’s employees and no arbitration proceedings thereunder are pending or, to the Knowledge of Seller, threatened involving a dispute or controversy affecting Seller and its employees.  Seller has not taken any action, or failed to take any action, that has resulted in or is expected by Seller to result in any Claim by an employee against Seller that such Person has been constructively terminated by Seller or due severance payments from Seller.  Except as disclosed on Schedule 5.5, upon the consummation of the transactions contemplated hereby, Seller will not have any “change in control,” bonus or other similar obligations arising from a “change of control” to any of its employees, consultants or other Persons performing services for Seller that are not Retained Liabilities.

Section 5.6.                                Absence of Certain Changes.  Except as set forth on Schedule 5.6, since the Financial Statement Date, and as of the date hereof, there has not been any: (a) Material Adverse Change; (b) damage, destruction or loss, whether covered by insurance or not, having a cost of $50,000 or more, with regard to the Purchased Assets or the Business; (c) increase in the employee payments payable to each officer, employee, consultant or agent of Seller or any increase by Seller in any benefits under any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any of its officers, employees, or any Affiliate of Seller; (d) except as required by GAAP or applicable Tax laws, change by Seller in accounting methods or principles or any write-down, write-up or revaluation of any assets of Seller, except depreciation accounted for in the ordinary course of the Business and write downs of inventory which reflect the lower of cost or market and which are in the ordinary course of the Business and in accordance with GAAP applied on a consistent basis; (e) failure by Seller to pay and discharge current liabilities in accordance with past practice or agreement by Seller with any Person to extend the payment of any current liability; (f) sale, assignment, transfer, lease, license or other placement of a Lien on any of Seller’s tangible assets, except in the ordinary course of the Business consistent with past practice and Permitted Liens, or cancellation or waiver by Seller of any material debts, rights or Claims; (g) sale, assignment, transfer, lease, license or other placement of a Lien on any Seller Intellectual Property or other intangible assets, disclosure by Seller of any material confidential information relating to the Business to any Person (other than to Buyer and its representatives and to the representatives of Seller its Affiliates and their respective representatives) or abandonment by Seller of any material Intellectual Property used in the Business; (h) charitable contributions or pledges or commitments to make or pledge by Seller exceeding in the aggregate $10,000; or (i) agreements by Seller, whether orally or in writing, to do any of the foregoing.

Section 5.7.                                Contracts.

(a)                                 Except as set forth in Schedule 5.7(a) or Schedules 1.1(d), 1.1(j), 5.5, 5.9(a), 5.9(c), 5.13(a), 5.14(b), 5.14(e), 5.15, 5.19, 5.20 or 5.31(a) hereto, Seller is not a party to any (i) Contract involving any Employee Benefit Plan, or any Contract with any employee, labor union or labor group; (ii) Contract relating to loans to officers of Seller or any of their Affiliates; (iii) Contract relating to the borrowing of money or the mortgaging, pledging or otherwise placing a Lien on any asset of Seller; (iv) Guarantee of any obligation; (v) Contract under which Seller has advanced or loaned, or agreed to advance or loan, any Person amounts in the aggregate exceeding $10,000; (vi) Contract pursuant to which Seller permits any third party to hold or operate any property, real or personal, owned or controlled by Seller; (vii) warranty Contract with respect to the services rendered or the products sold or leased containing any material terms other than Seller’s standard warranty terms described in Schedule 5.15; (viii) Contract or non-competition provision in any Contract prohibiting Seller from freely engaging in the Business or competing anywhere in the world; (ix) Contract for the purchase, acquisition or supply of inventory and other property and assets, whether for resale or otherwise in excess of $25,000; (x) Contract with an independent agent, broker, dealer or distributor which provides for annual payments in excess of $10,000; (xi) employment, consulting, sales, distributorship, depository, management, commissions, advertising or marketing Contract; (xii) Contract providing for “take or pay” or similar unconditional purchase or payment obligations; (xiii) Contract with Persons with which, directly or indirectly to the Knowledge of Seller also has a Contract; (xiv) Contract that requires the consent of any other Person, or contains any provision that would result in a modification of any rights or obligation of any other Person thereunder upon a change in control of Seller or which would provide any other Person any remedy (including rescission or liquidated damages), in connection with the execution, delivery or performance of this Agreement and the agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby; (xv) nondisclosure or confidentiality Contract; (xvi) power of attorney, agency or other similar Contract; (xvii) copyright license, royalty agreement or similar Contract; (xviii) Contract for the sale of any of Seller’s assets or properties other than in the ordinary course of the Business or for the grant to any Person of any preferential rights to purchase any of Seller’s assets or properties; (xix) joint venture agreement relating to the Purchased Assets or the Business or by which any of the Purchased Assets are bound or subject; (xx) Contract under which Seller agrees to indemnify any Person or to share the Tax liability of any Person; (xxi) Contract providing Seller or any other Person with the exclusive right to be a provider of specified goods or services; (xxii) Contract containing any “most favored nation” type provision; (xxiii) to Seller’s Knowledge, any other Contract that is required to be listed, but not listed in either Schedule 1.1(d), 1.1(j), 5.5, 5.7(a), 5.9(a), 5.9(c), 5.13(a), 5.14(b), 5.14(e), 5.15, 5.19, 5.20 or 5.31(a) hereto or (xxiv) any other Contract requiring the receipt or expenditure by Seller of $10,000 or more in any 12-month period.

(b)                                 Except as set forth in Schedule 5.7(b), to the Knowledge of Seller, (i) Seller has performed in all material respects all obligations required to be performed by it and is not in default in any respect under or in breach of nor in receipt of any Claim of default or breach under any Contract to which Seller is subject (including without limitation all performance bonds, warranty obligations or otherwise) which, in the case of any Contract which is not an Assumed Contract, individually or in the aggregate, would have a Material Adverse Effect; (ii) no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of non-compliance by Seller under any Contract to which Seller is subject (including without limitation all performance bonds, warranty obligations or otherwise); and (iii) there exists no material breach or anticipated material breach by the other party to any such Contract to which Seller is a party.

(c)                                  Seller has delivered or made available to Buyer true and complete copies of all the written Contracts listed in the schedules to this Agreement.

(d)                                 Schedule 5.7(d) hereto sets forth a complete and accurate list of each outstanding bid or proposal for business submitted by Seller in excess of $100,000.

Section 5.8.                                Government Contracts.

(a)                                 Seller is not a party to any Government Contract.

(b)                                 (i) Neither Seller nor any of its management employees or authorized representatives is (or during the last five (5) years has been) under administrative, civil or criminal investigation or indictment by any Government Entity with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract; and (ii) during the last five (5) years, Seller has not conducted or initiated any internal investigation or made a voluntary disclosure to any Government Entity related to the same.

(c)                                  To the Knowledge of Seller, there exist (i) no outstanding Claims against Seller, either by a Government Entity or by any prime contractor, subcontractor, vendor or other third party, arising under or relating to any Government Contract; and (ii) no disputes between Seller and the United States government under the Contract Disputes Act or any other federal Regulation or between Seller and any prime contractor, subcontractor or vendor arising under or relating to any Government Contract.

(d)                                 Neither Seller nor any of its officers, management employees is (or during the last five (5) years has been) suspended or debarred from doing business with the United States government or other Authority or is (or during such period was) the subject to a finding of nonresponsibility or ineligibility for United States government contracting.

Section 5.9.                                Title and Related Matters.

(a)                                 Except as set forth in Schedule 5.9(a) hereto and except for assets of Seller sold, used or disposed of in the ordinary course of the Business since the Financial Statement Date, (i) Seller has indefeasible title to all real and personal, tangible and intangible, property and other assets reflected in the Unaudited Financial Statements as owned by Seller or acquired by Seller after the Financial Statement Date, including the Purchased Assets, free and clear of all Liens, except Permitted Liens and (ii) all assets set forth on the Unaudited Financial Statements or acquired by Seller after the Financial Statement Date are free from obvious defects, have been maintained in accordance with Seller’s customary practices, are in good operating condition and repair (subject to normal wear and tear), and suitable for the purposes for which they presently are used and presently are proposed to be used.  Schedule 5.9(a) hereto sets forth a complete and accurate summary of all Operating Leases of tangible personal property to which Seller is a party that have annual rental payments in excess of $5,000, describing the expiration date of such lease, the name of the lessor, the annual rental payment and whether a consent is required from the lessor to consummate the transactions contemplated hereby.

(b)                                 All Operating Leases of Seller are in full force and effect, and valid and enforceable in accordance with their respective terms.  Seller has not received any written notice of any event of default or event which constitutes or would constitute (with notice or lapse of time or both) a material default by Seller or any other Person under any Operating Lease of Seller.  All rent and other amounts due and payable on or prior to the date of this Agreement with respect to Seller’s Operating Leases have been paid.  Seller has not received any written notice that the landlord with respect to any Real Property Lease would refuse to renew such lease upon expiration of the period thereof upon substantially the same terms, except for rent increases consistent with past experience or market rentals.

(c)                                  None of the Purchased Assets is subject to any Contracts of sale or lease except as set forth in Schedule 5.9(c), except Contracts for the sale of inventory in the ordinary and regular course of the Business.

(d)                                 Except as set forth in Schedule 5.29, there has not been since the Financial Statement Date any sale, lease, or any other disposition or distribution by Seller of any of its assets or properties now owned by it, except transactions in the ordinary and regular course of the Business.

Section 5.10.                         Litigation.  Schedule 5.10 hereto sets forth a true and complete list of all Claims and Orders involving Seller since January 1, 2010  for which Seller has received written notice thereof.  Except as set forth in Schedule 5.10 hereto, to Seller’s Knowledge, there is no Claim or Order threatened against Seller.

Section 5.11.                         Tax Matters.

(a)                                 Except as set forth on Schedule 5.11(a), Seller has timely filed all Tax Returns required to be filed.  All such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable laws and regulations.  All Taxes owed by Seller (whether or not shown or required to be shown on any Tax Return) have been paid.  Except as set forth in Schedule 5.11(a), Seller has not requested any extension of time within which to file or send any Tax Return not yet filed.  All Taxes which are required to be withheld or collected by Seller have been duly withheld or collected and, to the extent required, have been paid to the proper Taxing Authority or properly segregated or deposited as required by applicable law and all Forms W-2 and 1099 required with respect to such withholdings have been properly completed and timely filed.  There are no Liens for Taxes upon any property or assets of Seller, except for Liens for Taxes not yet due and payable.  Seller has not received any Claim by a Taxing Authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  Seller has not been a member of an affiliated group filing consolidated or combined federal, state, local or foreign income tax returns or has any liability for the Taxes of any other Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.  To Seller’s Knowledge, the basis of any depreciable assets, and the methods used in determining allowable depreciation (including cost recovery), of Seller, are correct and in compliance with the Code.

(b)                                 Except as described in Schedule 5.11(b), (i) Seller has not received any written notice from any Taxing Authority that there is currently pending any issue by any Taxing Authority in connection with any Tax Returns filed by Seller, (ii) no material issues have been raised with Seller in any examination by any Taxing Authority with respect to Seller which, by application of similar principles, is reasonably expected by Seller to result in a proposed deficiency for any other period not so examined and (iii) to the Knowledge of Seller, there are no unresolved issues or unpaid deficiencies relating to such examinations.

(c)                                  Seller is not a party to any Tax sharing agreement.

(d)                                 Schedule 5.11(a) hereto lists all Tax Returns filed by Seller for any period ending on or after December 31, 2007, that have been audited and those that are the subject of audit.

(e)                                  The unpaid Taxes of Seller (i) did not, as of the date of the Unaudited Financial Statements, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Unaudited Financial Statements (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller in filing its Tax Returns.

(f)                                   Seller (and any predecessor of Seller) has been a validly electing S corporation within the meaning of sections 1361 and 1362 of the Code (and comparable provisions of applicable state law) at all times since its incorporation and Seller will be an S corporation up to and including the Closing Date.

Section 5.12.                         Compliance with Law and Certifications.

(a)                                 Except as set forth on Schedule 5.12(a) and except with respect to Environmental Laws and Environmental Permits, Seller has operated in compliance in all material respects with regard to its operations, practices, real property, plants, structures, machinery, equipment and other property, employees, leased employees, products and services and all other aspects of the Business, with all applicable Regulations and Orders.  There are no Claims pending of which Seller has received notice, or to Seller’s Knowledge threatened, nor has Seller received any written notice, regarding any violations of any Regulations or Orders enforced by any Authority claiming jurisdiction over Seller.

(b)                                 Except as set forth on Schedule 5.12(a) and except with respect to Environmental Laws and Environmental Permits, Seller holds all material registrations, accreditations and other certifications required for the conduct of the Business by any Authority or trade group and Seller has not received any notice alleging that it has failed to hold or operate in compliance with any such material registration, accreditation or other certification.

Section 5.13.                         ERISA and Related Matters

(a)                                 Plans.  Except as set forth in Schedule 5.5 and Schedule 5.13(a), pursuant to Contracts, if any, listed on the other schedules hereto, Seller does not and has never maintained or sponsored any domestic and foreign Employee Benefit Plan.  The term “Employee Benefit Plan,” means, as to any Person, any of the following maintained or sponsored by such Person: (i) an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder (“ERISA”); (ii) incentive, fringe benefit or “voluntary employees’ beneficiary associations” (“VEBAs”) under Section 501(c)(9) of the Code, profit-sharing, pension or retirement, deferred compensation, medical, life insurance, disability, accident, salary continuation, severance, accrued leave, vacation, sick pay, sick leave, supplemental retirement and unemployment benefit plans, programs, arrangements, commitments and/or practices (whether or not insured); and (iii) employment, consulting, non-compete, termination, and severance contracts or agreements; in each case for active, retired or former employees, leased employees or partners of such Person, whether or not any such plans, programs, arrangements, commitments, contracts, agreements and/or practices (referred to in (i), (ii) or (iii) above) are in writing or are otherwise exempt from the provisions of ERISA, that have been established, maintained or contributed to (or with respect to which an obligation to contribute has been undertaken) or with respect to which any potential liability is borne by such Person (including, for this purpose and for the purpose of all of the representations in this Section 5.13, any predecessors to such Person and all employers (whether or not incorporated) that would be treated together with such Person as a single employer (1) within the meaning of Section 414 of the Code, or (2) as a result of such Person having been a general partner of any such employer).

(b)                                 Status of Employee Benefit Plans.  To Seller’s Knowledge: (i) each Employee Benefit Plan (including any related trusts) complies in all material respects in form, and has been maintained and operated in substantial compliance with, the requirements of all applicable laws, including, without limitation, ERISA and the Code and with such plans’ terms; (ii) no Employee Benefit Plan is or has ever been offered or provided to any employee leased by Seller which is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Section 302 or Title IV of ERISA or which is a “multi-employer plan” (as defined in Section 4001(a)(3) of ERISA); (iii) each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code has, as currently in effect, been determined to be so qualified by the Internal Revenue Service and each trust established in connection with any Employee Benefit Plan that is intended to be exempt from Federal income taxation under Section 501(a) of the Code has, as currently in effect, been determined to be so exempt by the Internal Revenue Service and no event has occurred and no condition or circumstance has existed that resulted or is likely to result in the revocation of any such determination or that could adversely affect the qualified status of any such Employee Benefit Plan; (iv) there are no Claims pending or threatened against Seller, or anticipated or expected to be asserted against Seller with respect to any Employee Benefit Plan or the assets of any such plan (other than routine claims for benefits and appeals of denied routine claims); (v) full payment has been timely made of all amounts required under applicable law or under any Employee Benefit Plan or any agreement relating to any Employee Benefit Plan to which Seller is a party, to have paid as contributions or premiums thereto as of the last day of the most recent fiscal year of such Employee Benefit Plan ended prior to the date hereof; (vi) no Employee Benefit Plan provides post-employment or retiree health, life insurance and/or other welfare benefits having unfunded liabilities or has any obligation to provide any such benefits to any retired or former employees, leased employees or active employees following such employees’ retirement or termination of service; and (vii) Seller has no commitment, intention or understanding to create, modify or terminate any of its Employee Benefit Plans that are or have ever been offered or provided to any employee of Seller.

(c)                                  Liabilities.  Seller has no liability for contributions, withholding or otherwise under any Employee Benefit Plan.

(d)                                 Triggering Events.  To Seller’s Knowledge, the execution of this Agreement and the consummation of the transactions contemplated hereby, do not constitute a triggering event under any Employee Benefit Plan, policy, arrangement, statement, commitment or agreement, whether or not legally enforceable, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment (whether of severance pay or otherwise), “parachute payment” (as such term is defined in Section 280G of the Code), acceleration, vesting or increase in benefits to any current or former employee, or leased employee or director of Seller.  To Seller’s Knowledge, no Employee Benefit Plan provides for the payment by Seller of severance, termination, change in control or similar-type payments or benefits.

(e)                                  Classification.  To Seller’s Knowledge, Seller has classified all individuals who perform services for them correctly under each Employee Benefit Plan, ERISA, the Code and other applicable law as common law employees, independent contractors or leased employees.

(f)                                   Documents.  Seller has delivered to Buyer true and complete copies of all Employee Benefit Plans listed in Schedule 5.13(f) hereto, including, without limitation (where applicable): (i) all Employee Benefit Plans as in effect on the date hereof, together with all amendments thereto, including, in the case of any Employee Benefit Plan not set forth in writing, a written description thereof; (ii) all current summary plan descriptions, summaries of material modifications, and material communications; (iii) all current trust agreements, declarations of trust and other documents establishing other funding arrangements (and all amendments thereto and the latest financial statements thereof); (iv) the most recent Internal Revenue Service determination letter obtained with respect to each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code or exempt under Section 501(a) or 501(c)(9) of the Code; (v) the annual report on Internal Revenue Service Form 5500-series or 990 for each of the last three years for each Employee Benefit Plan required to file such form; and (vi) the most recently prepared financial statements for each Employee Benefit Plan for which such statements are required.

Section 5.14.                         Intellectual Property.

(a)                                 Schedule 5.14(a) sets forth a list of all domestic and foreign patents, patent applications, trademarks, service marks and other indicia of origin, trademark or service mark registrations or applications for registrations thereof, registered copyrights or applications for registration thereof.  Schedule 5.14(a) sets forth a list of the Internet domain names and URLs, corporate and business names, trade names, brand names and material computer software programs owned by Seller or used or held by Seller for use in the Business.  Except as set forth in Schedule 5.14(a), all of Seller’s Intellectual Property listed in Schedule 5.14(a) has been registered in, filed in or issued by the United States Patent and Trademark Office, United States Copyright Office, a duly accredited and appropriate domain name registrar, any office in the various states of the United States or any offices of other jurisdictions (foreign or domestic).  The registrations and filings set forth in Schedule 5.14(a) remain in full force and effect as of the date hereof.  Copies of all items of Seller’s Intellectual Property material to the Business which have been reduced to writing or other tangible form have been delivered by Seller to Buyer (including, without limitation true and complete copies of all related licenses, and amendments and modifications thereto).

(b)                                 Except as set forth in Schedule 5.14(b), Seller is not a party to any license or Contract, whether as licensor, licensee, or otherwise with respect to any Intellectual Property material to the Business.  Schedule 5.14(b) hereto sets forth a complete and accurate summary of all Intellectual Property that is licensed by Seller that has annual royalty payments in excess of $5,000, describing the expiration date of such license, the name of the licensor, the annual royalty payments and whether a consent is required from the licensor to consummate the transactions contemplated hereby.

Except as set forth in Schedule 5.14(b), to the extent any Intellectual Property is used by Seller under license in the Business, no notice of a material default has been sent or received by Seller under any such license which remains uncured and other than for the consent of any licensor to transfer any such license set forth in Schedule 5.14(b) to Buyer, to the Knowledge of Seller, the execution, delivery or performance of Seller’s obligations hereunder will not result in such a default.  Each such license agreement is a legal, valid and binding obligation of Seller and, to Seller’s Knowledge, each of the other parties thereto, enforceable in accordance with the terms thereof.

(c)                                  Except as set forth in Schedule 5.14(c), Seller owns all of Seller’s Intellectual property or is permitted to use under a license agreement set forth in Schedule 5.14(b) all of the Intellectual Property that is material to the Business as presently conducted by Seller, free and clear of any Liens, (other than Permitted Liens), without obligation to pay any royalty or any other fees with respect thereto, except in each case as otherwise set forth in the applicable license or Contract.  To Seller’s Knowledge, Seller’s use of Seller’s Intellectual Property and any other Intellectual Property used in the Business and owned by any third party (including, without limitation, the manufacturing, marketing, licensing, sale or distribution of products and the general conduct and operations of the Business) does not violate, infringe, misappropriate or misuse any intellectual property rights of any third party.  None of Seller’s Intellectual Property set forth in Schedule 5.14(a) or any Intellectual Property set forth in Schedule 5.14(b) has been cancelled, abandoned or otherwise terminated.  To the Knowledge of Seller, there are no actions that must be taken or payments that must be made by Seller within 180 days following the Closing Date that, if not taken, will adversely affect either Seller’s Intellectual Property or any other Intellectual Property licensed by Seller and used in the Business, other than performance and payments required under the applicable license or contract.  If applicable, to the Knowledge of Seller, Seller has the exclusive right to file, prosecute and maintain all applications and registrations with respect to Seller’s Intellectual Property.

(d)                                 Except as set forth in Schedule 5.14(d), Seller has not received any notice or Claim from any third party challenging the right of Seller to use any of Seller’s Intellectual Property or any other Intellectual Property used in the Business and owned by any third party.  Seller’s Intellectual Property and the Intellectual Property set forth in Schedule 5.14(b) constitutes all the Intellectual Property necessary to operate the Business as of the Closing Date, in the manner in which it is presently operated.

(e)                                  Except as set forth in Schedule 5.14(e), Seller has not made any Claim of a violation, infringement, misuse or misappropriation by any third party (including, without limitation, any employee, leased employee or former employee of Seller) of its rights to, or in connection with any Seller’s Intellectual Property or any other Intellectual Property used in the Business and owned by any third party, which Claim is still pending.  Except as set forth in Schedule 5.14(e), Seller has not entered into any Contract to indemnify any other Person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders or license agreements arising in the ordinary course of the Business.

(f)                                   Except as set forth in Schedule 5.14(f), to the Knowledge of Seller, there is no pending or threatened Claim by any Person or Authority of a violation, infringement, misuse or misappropriation by Seller of any Intellectual Property owned by any third party, or of the invalidity of any domain name, or trade name included in Seller’s Intellectual Property.  To the Knowledge of Seller, there is no valid basis for any such Claims.

(g)                                  Except as set forth in Schedule 5.14(g), there are no interferences or other contested proceedings, either pending or, to the Knowledge of Seller, threatened, in the United

States Copyright Office, the United States Patent and Trademark Office, or any governmental Authority (foreign or domestic) relating to any pending application with respect to Seller’s Intellectual Property.

Section 5.15.                         Customer Warranties.  Except as disclosed in Schedule 5.15, there are no pending Claims against Seller of which Seller has received notice, nor to the Knowledge of Seller, threatened Claims against Seller under or pursuant to any warranty, whether expressed or implied, on products or services sold by Seller that are not disclosed or referred to in the unaudited Financial Statements and that are not adequately reserved against in accordance with GAAP, excluding Claims which are the contractual responsibility of the third party described in Schedule 5.15.  Set forth hereto on Schedule 5.15 are Seller’s standard product and service warranty terms and the aggregate amount of warranty Claims incurred by Seller in fulfillment of its obligations under its product and service warranties for the past three years.

Section 5.16.                         Products Liability.  Excluding product warranty claims set forth in or excluded pursuant to Schedule 5.15 and except as set forth in Schedule 5.16 hereto: (a) Seller has not received any written notice of any Claim by or before any Authority against or involving Seller that concerns any product manufactured, shipped, sold, installed or delivered by or on behalf of Seller relating to or resulting from an alleged defect in design, manufacture, materials or workmanship of any product manufactured, shipped, sold, installed or delivered by or on behalf of Seller or any alleged failure to warn, or any alleged breach of implied warranties or representations, and, to the Knowledge of Seller, none has been threatened; (b) there have not been any Recalls by Seller conducted with respect to any product manufactured (or to be manufactured), shipped, sold, installed or delivered by or on behalf of Seller, or to Seller’s Knowledge any investigation or consideration of or decision made by any Person or Authority concerning whether to undertake or not undertake, any Recalls and (c) there have been no material defects in design, manufacturing, materials or workmanship including, without limitation, any failure to warn, or any breach of express or implied warranties or representations, which involve any product manufactured by Seller; (d) to Seller’s Knowledge, there have been no material defects in design, manufacturing, materials or workmanship including, without limitation, any failure to warn, or any breach of express or implied warranties or representations, which involve any product manufactured by any Person other than Seller that have been shipped, sold or delivered by or on behalf of Seller.  All manufacturing standards applied, testing procedures used, and product specifications disclosed to customers by Seller have complied in all material respects with all requirements established by any applicable Regulation or Order of any Authority.

Section 5.17.                         Environmental Matters.

Except as disclosed in Schedule 5.17 hereto:

(a)                                 to the Knowledge of Seller, neither Seller nor the conduct of the Business has violated any applicable Environmental Law;

(b)                                 to the Knowledge of Seller, Seller has possessed all material Environmental Permits required under any applicable Environmental Law for the conduct or operation of the Business (or any part thereof), and Seller has operated in compliance with all of the material requirements and limitations included in such Environmental Permits, except as such noncompliance would not have a Material Adverse Effect;

(c)                                  [Reserved.]

(d)                                 Seller has not received any written notice from any Authority or any private Person that the Business or the operation of any of Seller’s facilities is in violation of any

Environmental Law or any Environmental Permit or that it is responsible (or potentially responsible) for the cleanup of any Hazardous Substances at, on or beneath any of Seller’s property, or at, on or beneath any land adjacent thereto or in connection with any waste or contamination site;

(e)                                  Seller has not been the subject of any Federal, state, local, or private Claim involving a demand for damages or other potential liability with respect to a violation of Environmental Laws or under any common law theories relating to operations or the condition of any facilities or property (including underlying groundwater) owned, leased, or operated by Seller;

(f)                                   Seller has not transported to or from, buried, dumped, disposed, spilled or released any Hazardous Substances, except in accordance with all applicable Environmental Laws and Environmental Permits;

(g)                                  to the Knowledge of Seller, no products used in by-products of any manufacturing process employed in the operation of the Business which may constitute Hazardous Substances under any Environmental Law have been used or stored (except in compliance with any applicable Environmental Law) or otherwise located on any of Seller’s property;

(h)                                 to the Knowledge of Seller, no property now or previously owned, leased or operated by Seller, is listed or, to Seller’s Knowledge, proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any other federal or state list of sites requiring investigation or clean-up;

(i)                                     to the Knowledge of Seller, there are currently no Underground Storage Tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned, leased or operated by Seller;

(j)                                    to the Knowledge of Seller, Seller has not transported or arranged for the transportation of any Hazardous Substances to any location that is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any federal or state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to material Claims against Seller for any remedial work, damage to natural resources or personal injury, including Claims under CERCLA;

(k)                                 to the Knowledge of Seller, there are no polychlorinated biphenyls, radioactive materials or friable asbestos present at any property now or previously owned or leased by Seller;

(l)                                     to the Knowledge of Seller, there are no facts or circumstances, conditions or occurrences that could reasonably be anticipated:  (i) to form the basis of a Claim related to Environmental Laws or Environmental Permits against Seller or any of the Owned Real Property or any property subject to any Real Property Lease for which Seller could be reasonably expected to be liable; and (ii) to cause such properties to be subject to any restrictions on its ownership, occupancy, use or transferability under any Environmental Law; and

(m)                             to the Knowledge of Seller, Seller has timely filed all reports required to be filed with respect to all of its property and facilities and has generated and maintained all required data, documentation and records under all applicable Environmental Laws.  Seller has delivered to Buyer true, correct and complete copies and results of the reports, audits, assessments,  reviews, studies, analyses, tests and monitoring listed in Schedule 5.17 pertaining to Hazardous Substances or related to activities involving Hazardous Substances in, on or under any of the Purchased Assets or concerning compliance by

Seller with Environmental Laws.  To Seller’s Knowledge, there are no Liens arising under or pursuant to any Environmental Law or Environmental Permit on any Purchased Assets and there are no facts, circumstances or conditions that could reasonably be expected to restrict, encumber or result in the imposition of special conditions under any Environmental Law with respect to the ownership, occupancy, development, use or transferability of any of the Purchased Assets.

Section 5.18.                         Capital Expenditures and Investments.  Seller has outstanding Contracts and a budget for capital expenditures and investments as set forth in Schedule 5.18 hereto which includes a schedule of all monies disbursed on account of capital expenditures and investments made by Seller since the Financial Statement Date and through the date shown thereon.  Other than as set forth in Schedule 5.18 hereto, Seller does not have any agreement or commitment to make any loan, advance or capital contributions to, or investment in, any other Person.

Section 5.19.                         Dealings with Affiliates.  Schedule 5.19 hereto sets forth a complete and accurate list and description of the economic terms, including the parties, of all Contracts to which Seller is or has been a party, at any time from January 1, 2010 to the Closing Date, and which any one or more of Seller’s Affiliates has, directly or indirectly, made an Investment, is also a party.  Except as set forth on Schedule 5.19, since January 1, 2010 Seller has not made any payments, loaned or borrowed any funds or property or made any credit arrangement or accommodation with any Affiliate of Seller or employee of Seller, except for the payment of employee salaries, employee loans and distributions to stockholders of Seller in the ordinary course of the Business and pursuant to Seller’s Bylaws.  With respect to the Indebtedness of Seller described in Schedules 5.4(c) and 5.19, the proceeds of that Indebtedness were used by Seller for working capital and general corporate purposes of the Business and were not specifically used to acquire any of the Excluded Assets.

Section 5.20.                         Insurance.  Schedule 5.20 hereto sets forth a complete and accurate summary of all Policies, including name of insurer, the types, dates and amounts of coverage, any material coverage exclusion and a statement of the Claims paid out, and Claims pending, as to each Policy for each of the last three (3) full fiscal years and any interim period.

Section 5.21.                         Accounts Receivable; Inventories.  The accounts receivable of Seller reflected in the Unaudited Financial Statements and the accounts receivable aging report set forth in Schedule 5.21, as well as such additional accounts receivable as are reflected on the books of Seller on the date hereof are (except to the extent reserved in accordance with GAAP, valid, genuine and subsisting, arise out of bona fide sales and deliveries of goods, performance of services or other business transactions and to Seller’s Knowledge, are not subject to defenses, deductions, set-offs or counterclaims.  The inventories reflected on the Unaudited Financial Statements and held by Seller on the date hereof, net of reserves therefor in accordance with GAAP are usable for sale or regrind in the ordinary course of Business.  Such inventories have been reflected on the Unaudited Financial Statements at the lower of cost or market value (taking into account the usability or salability thereof) in accordance with GAAP.  None of such inventories have been written up in value or repurchased by, or returned to, Seller at an increased value.  All such inventories are owned free and clear and are not subject to any Lien except to the extent reserved against or reflected in the Financial Statements.  Since the Financial Statement Date, inventories of raw materials, supplies and products have been purchased by Seller in the ordinary course of the Business, consistent with anticipated seasonal requirements, and the volumes of purchases thereof and orders therefor have not been reduced or otherwise changed in anticipation of the transactions contemplated by this Agreement.  Except as set forth in Schedule 5.21 hereto, Seller does not have any Knowledge of any conditions affecting the supply of materials or products available to Seller and, to the Knowledge of Seller, the consummation of the transactions contemplated hereby will not adversely affect any such supply.

Section 5.22.                         Brokerage; Other Negotiations.  Except as set forth in Schedule 5.22 and the Retained Liabilities, there are no Claims for brokerage commissions, investment banking or finders’ fees or expenses or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or Contract binding upon Seller.  Neither Seller nor any of its Affiliates have entered into any agreement with any third party regarding any transaction involving Seller which could result in Buyer or any officer, director, employee, agent or Affiliate of Buyer or any of them, being subject to any Claim for liability to said third party as a result of entering into this Agreement or consummating the transactions contemplated hereby or thereby.

Section 5.23.                         Customers and Suppliers.  Schedule 5.23 hereto sets forth a complete and accurate list of (a) the ten (10) largest customers of Seller on the basis of revenues for goods sold or services provided for the twelve-month period ending December 31, 2011 and the amount of revenues accounted for by such customer during each such period, (b) the ten (10) largest suppliers of Seller on the basis of cost of goods sold or services purchased during the twelve-month period ending December 31, 2011 and the amount of payments made to each supplier during such period and (c) each supplier that is the sole supplier of any significant product or component to Seller.  To the Knowledge of Seller, no customer or supplier listed in Schedule 5.23 has made or is the subject of any voluntary or involuntary filing or petition for bankruptcy.  Except as set forth in Schedule 5.23, no material customer of Seller has advised Seller in writing within the past year that it will stop, or decrease the rate of, buying materials, products or services from Seller. To Seller’s Knowledge, no unfilled customer order or commitment obligating Seller to process, manufacture or deliver products or perform services will result in a sales price of less than the cost of goods sold upon completion of performance.  Except as set forth in Schedule 5.23, no material supplier of Seller has advised Seller in writing within the past year that it will stop, or decrease the rate of, supplying materials, products, or services to Seller.  No purchase order or commitment of Seller is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder.  To Seller’s Knowledge, the consummation of the transactions contemplated hereby will not have a Material Adverse Effect on Seller’s relationship with any customer or supplier listed on Schedule 5.23.

Section 5.24.                         Permits.  To the Knowledge of Seller, except as set forth in Schedule 5.24, the Permits listed in Schedule 5.24 hereto are the only Permits, other than Environmental Permits that have been required for Seller to conduct the Business in accordance with applicable Regulations and Orders of any Authority.  Except as set forth in Schedule 5.24, Seller has duly and validly held all such Permits, and each such Permit has been in full force and effect and, to the Knowledge of Seller, no suspension or cancellation of any such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration.

Section 5.25.                         Utilities.  To the Knowledge of Seller, Seller has sufficient power, fuel oil, natural gas and water supplies and adequate sewerage and waste disposal systems for the operation of the Business as presently conducted, and, to the Knowledge of Seller, all such supplies and systems will be available after the Closing.  To the Knowledge of Seller, except as disclosed in Schedule 5.25 hereto, all such systems are in compliance with all Regulations.

Section 5.26.                         Improper and Other Payments.  Except as set forth in Schedule 5.26 hereto: (a) Seller, any of its officers and key employees, and, to Seller’s Knowledge, any agent or representative of Seller and any Person acting on behalf of any of them, has not made, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person or Authority; (b) no contributions have been made by Seller, directly or indirectly, to a domestic or foreign political party or candidate in violation of applicable law; (c) no improper foreign payment (as defined in the Foreign Corrupt Practices Act) has been made by Seller; and (d) the internal accounting controls of Seller are believed by Seller’s management to be adequate to detect any of the foregoing under current circumstances.

Section 5.27.                         Projections.  The projections relating to operations of Seller during the fiscal years ending December 31, 2012 and December 31, 2013 (the “Projections”), heretofore delivered by Seller to Buyer, have been prepared in good faith by management based on assumptions which management believes are reasonable, although such assumptions may not be adequate, correct or complete and the Projections are not a guarantee of performance or the achievement of actual results.

Section 5.28.                         Entire Investment in the Business; No Other Businesses.  The Purchased Assets constitute all of the rights, interests and other assets necessary to conduct the Business in substantially the same manner as it has been heretofore conducted.  Seller has never been involved in any other business other than the Business.  Seller has no Subsidiaries.

Section 5.29.                         Operations of Seller.  Except as set forth on Schedule 5.29, from the Financial Statement Date, through the date hereof, Seller has not:

(a)                                 declared or made any distributions of any kind or any other payments to any stockholder of Seller;

(b)                                 reduced its cash or short-term investments or their equivalent, other than to meet cash needs arising in the ordinary course of the Business, consistent with past practices;

(c)                                  materially changed the Business or any of its policies, including, without limitation, advertising, marketing, pricing, purchasing, personnel, sales, returns, budget or product acquisition policies;

(d)                                 other than in the ordinary course of the Business and consistent with past practice, made any wage or salary increase or bonus, or increase in any other direct or indirect compensation, for or to any officer, director, employee, consultant or agent of Seller, or any accrual for or commitment or agreement to make or pay the same;

(e)                                  made any payment or commitment to pay any severance or termination pay to any of its officers, employees, consultants or agents, other than in the ordinary course of the Business;

(f)                                   except for inventory, raw materials, equipment and tangible personal property acquired in the ordinary course of the Business, made any acquisition of all or any part of the assets, properties, capital stock or business of any other Person; or

(g)                                  prepaid any other Indebtedness of Seller.

Section 5.30.                         Tangible Property.  Schedule 5.30 sets forth all interests owned or claimed by Seller (including, without limitation, options) in or to the plant, machinery, equipment, furniture, leasehold improvements, fixtures, structures, any related capitalized items and other tangible property, including, without limitation, all computer and telecommunications equipment, material to the Business and which is treated by Seller as depreciable or amortizable property reflected on the Unaudited Financial Statements and not sold or disposed of in the ordinary course of the Business since the Financial Statement Date (“Tangible Property”).

Section 5.31.                         Real Property.

(a)                                 Seller owns no real property. Schedule 1.1(i) sets forth a true and complete list of (i) all real property and interests in real property which are leased, directly or indirectly, by or to Seller or in respect of which Seller has an option to enter a lease (individually, a “Real Property Lease”), identifying, for each Real Property Lease, the parties thereto and the address of the property subject thereto, and (ii) all Liens of which Seller has Knowledge relating to or affecting any parcel of Owned Real Property or Real Property Lease other than Permitted Liens.  Seller has delivered to the Buyer a true, correct and complete copy of each Real Property Lease, including all amendments, modifications, supplements, side letters and consents affecting the obligations of any party thereunder.

(b)                                 Except as disclosed in Schedule 5.31(b), Seller has indefeasible title to, and actual and exclusive possession of, the leasehold estates in all Real Property Leases (any real property which Seller has a leasehold interest in and is specified as a Real Property Lease, the “Acquired Real Property”) in each case free and clear of all Liens of any nature created by, through or under Seller except Permitted Liens.

(c)                                  Except as disclosed on Schedule 5.31(c), no Acquired Real Property is subject to any lease, sublease, license, concession or other agreement (written or oral) granted by, through or under Seller granting to any other Person any right to the use, occupancy or enjoyment of any Acquired Real Property or any part thereof.

(d)                                 To Seller’s Knowledge, each Real Property Lease is in full force and effect and is valid and enforceable in accordance with its terms.  There is no default under any Real Property Lease either by Seller or, to the Knowledge of Seller, by any other party thereto, and to Seller’s Knowledge, no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder.  To Seller’s Knowledge, each Real Property Lease covers the entire estate it purports to cover and, upon the consummation of the transactions contemplated hereby (including delivery of the landlord consents listed in Schedule 5.31(d)), will entitle the Buyer to the exclusive use, occupancy and possession of the real property specified in such Real Property Lease and for the purposes such property is now being used by Seller.  No previous or current party to any such Real Property Lease has given notice to Seller of a Claim against Seller with respect to any breach or default thereunder.

(e)                                  To the Knowledge of Seller, (i) there does not exist any pending imposition of any assessments for public improvements with respect to any Acquired Real Property for which Seller would be responsible, and (ii) no such improvements have been constructed or planned that would be paid for by means of assessments against Seller or its successor upon any Acquired Real Property.

(f)                                   To the Knowledge of Seller, the buildings and improvements located on the Owned Real Property are located within the boundary lines of the Acquired Real Property, and no improvements constituting a part of any Acquired Real Property encroach on real property not leased by Seller, to the extent that removal of such encroachment would materially impair the manner and extent of the current use, occupancy and operation of such improvements or cost in excess of U.S.$5,000 in the aggregate.

(g)                                  Except as set forth in Schedule 5.31(g), to the Knowledge of Seller, (i) no part of any Acquired Real Property is subject to any building or use restriction that would restrict or prevent the present use and operation of such Acquired Real Property,  (ii) each parcel of Acquired Real Property is properly and duly zoned for its current use by Seller and the continuation of such use by the Buyer following the Closing, and (iii) such current use is in all respects a conforming use by Seller.  No Authority having jurisdiction over any Acquired Real Property has issued to Seller or, to the Knowledge of Seller, threatened to issue any notice or Order that may materially adversely affects the use or operation of such Acquired Real Property, or requires, as of the Closing or a specified date in the future, any material repairs or alterations or additions or improvements thereto, or the payment or deduction of any money, fee, exaction or property.

(h)                                 To the Knowledge of Seller, there are no physical, mechanical or structural defects in or concerning the buildings and other permanent improvements constituting part of the Acquired Real Property that are occupied, or operated by Seller materially and adversely affecting their current use, occupancy, or value.

(i)                                     Seller has not received any written notice from any insurance company that has issued a Policy with respect to any Acquired Real Property requesting performance of any structural or other repairs or alterations to such Acquired Real Property.

(j)                                    There are no outstanding options or rights to sublease the Acquired Real Property, any portion thereof, or any interest therein, granted by Seller.

(k)                                 To Seller’s Knowledge, except for common areas of office buildings, no Acquired Real Property is dependent for its access, operation or utility on any land, building or other improvement not part of each parcel of Acquired Real Property or is dependent for ingress or egress on third-party interests.

Section 5.32.                         Bank Accounts; Lockboxes.  Schedule 1.1(j) hereto sets forth a complete list of all bank accounts and lockboxes where Seller has deposited all of its cash and where all customer and other receipts are deposited.

Section 5.33.                         Disclosure. No representation or warranty or other statement made by Seller in this Agreement, the schedules, any supplements to the schedules, and the other instruments delivered by Seller pursuant to this Agreement contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.  The schedules to this Agreement referred to in this Article V contain all material information required by this Article V to be disclosed, set forth or listed in such schedules and are true, complete and accurate in all material respects.  Seller does not have Knowledge of any fact that has specific application to Seller (other than general economic or industry conditions) and that may materially adversely affect the assets, business, customers, customer relationships and expected revenues, prospects, financial condition or results of operations of Seller that has not been set forth in this Agreement or the schedules.

Section 5.34.                         Solvency.

(a)                                 Seller is not now insolvent and will not be rendered insolvent by any of the transactions contemplated by this Agreement. As used in this Section, “insolvent” means that the sum of the debts and other probable liabilities of Seller exceeds the present fair saleable value of Seller’s assets.

(b)                                 Immediately after giving effect to the consummation of transactions contemplated by this Agreement: (i) Seller will be able to pay its liabilities as they become due in the Ordinary Course of Business; (ii) Seller will not have unreasonably small capital with which to conduct its proposed activities from and after the Closing Date; (iii) Seller will have assets (calculated at fair market value) that exceed its liabilities; and (iv) taking into account all pending and, to the Knowledge of Seller, threatened, litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller. The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay or discharge all such debts and judgments promptly in accordance with their terms.

Section 5.35.                         Disclaimer.  EXCEPT FOR SUCH REPRESENTATIONS AND WARRANTIES AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT, NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, IS MADE REGARDING THE CONDITION, FITNESS OR SERVICEABILITY OF ANY OF THE PURCHASED ASSETS, INCLUDING, WITHOUT LIMITATION, (A) ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR (B) ANY EXPRESS OR IMPLIED WARRANTY REGARDING THE DESIGN, ENGINEERING, CONSTRUCTION OR CONDITION OF ANY PROPERTY, INCLUDING WITHOUT LIMITATION IMPROVEMENTS LOCATED ON ANY REAL PROPERTY, ANY FIXTURES OR ANY PERSONAL PROPERTY.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, as follows:

Section 6.1.                                Corporate Organization, Etc.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of Michigan with full corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets.  Buyer is duly qualified or licensed to do business and is in corporate and Tax good standing in every jurisdiction in which the conduct of its business or the ownership or lease of its properties, require it to be so qualified or licensed.

Section 6.2.                                Authorization, Etc.  Buyer has full power and authority to enter into this Agreement and the agreements contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and all other agreements and transactions contemplated hereby have been duly authorized by the Board of Directors of Buyer,  and no other corporate proceedings are necessary to authorize this Agreement and the agreements contemplated hereby and the transactions contemplated hereby and thereby.  This Agreement and all other agreements contemplated hereby to be entered into by Buyer each constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

Section 6.3.                                No Violation.  The execution, delivery and performance by Buyer of this Agreement, and all other agreements contemplated hereby, and the fulfillment of and compliance with the respective terms hereof and thereof by Buyer, do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default or event of default under (whether with or without due notice, the passage of time or both), (c) result in a violation of, or (d) require any authorization, consent, approval, exemption or other action by, or notice to, or filing with any third party or Authority pursuant to, the charter or bylaws of Buyer or any applicable Regulation, Order or Contract to which Buyer or its properties are subject.  Buyer has complied with all applicable Regulations and Orders in connection with its execution, delivery and performance of this Agreement, the agreements contemplated hereby and the transactions contemplated hereby and thereby.

Section 6.4.                                Financial Capability.  Buyer has funds sufficient for the Purchase Price to be paid by it under the terms of this Agreement.  Buyer acknowledges and agrees that the contemplated transaction is not contingent upon financing of any kind or the availability of any specific funding source.

Section 6.5.                                Enforceability.  This Agreement and the other agreements contemplated hereby to be executed and delivered by Buyer constitute valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as may be limited by bankruptcy, insolvency or other laws affecting generally the enforceability of creditors’ rights and by limitation on the availability of equitable remedies.

Section 6.6.                                Governmental Authorities and Consents.  Buyer is not required to submit any notice, report or other filing with any Government Entity in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby and no consent, approval or authorization of any Government Entity is required to be obtained by Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 6.7.                                Litigation.  There is no Claim pending against or, to the knowledge of Buyer, threatened in writing against Buyer by or before any Government Entity, which would adversely affect Buyer’s performance under this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE VII

OTHER AGREEMENTS

The parties further agree as follows:

Section 7.1.                                Deliveries After Closing.  From time to time after the Closing, at Buyer’s request and without expense to Seller and without further consideration from Buyer, Seller, shall execute and deliver such other instruments of conveyance and transfer and take such other action as Buyer reasonably may require to convey, transfer to and vest in Buyer and to put Buyer in possession of any rights or property to be sold, conveyed, transferred and delivered hereunder; provided that Seller incurs no additional liability or obligation in connection therewith.

Section 7.2.                                Confidentiality.  Except as may be required by lawful order of an Authority of competent jurisdiction, Seller agrees to keep secret and confidential, after the Closing, all non-public information concerning the Business, the Purchased Assets and the Assumed Liabilities, except any of the same which: (a) was, is now, or becomes generally available to the public (but not as a result of a breach of any duty of confidentiality by which Seller and its Affiliates are bound); or (b) was disclosed to Seller by a third party not subject to any duty of confidentiality to Seller.  Notwithstanding anything contained in this Agreement or in any other document, agreement or understanding relating to the transactions contemplated by this Agreement, each party (and each employee, representative, or other agent of such party) is authorized to disclose, to the extent required by law, to any and all Persons, beginning immediately upon commencement of discussions regarding the transactions contemplated by this Agreement, and without limitation of any kind, the U.S. federal, state or local tax treatment and tax structure of the transactions contemplated by this Agreement, and all materials of any kind (including opinions or other tax analyses) that are provided to such party (or any employee, representative, or other agent of such party) relating to such tax treatment and tax structure.  For purposes of this authorization, the “tax treatment” of a transaction means the purported or claimed tax treatment of the transaction, and the “tax structure” of a transaction means any fact that may be relevant to understanding the purported or claimed tax treatment of the transaction.  None of the parties to the transactions contemplated by this Agreement provides U.S. tax advice, and each party shall consult its own advisors regarding its participation in the transactions contemplated by this Agreement.

Section 7.3.                                Public Announcements.  Neither Seller nor any of its Affiliates shall issue or cause the publication of any press release, publicity statement, or other internal or external announcement or other disclosure with respect to this Agreement or the transactions contemplated hereby without prior consultation with and approval of the Buyer, except as may be required by Regulation or by any listing agreement with a national securities exchange or trading market or to the extent the substance of such announcement or disclosure has previously been publicly disclosed (other than in breach of this Section 7.3).  There shall be no public announcement with respect to this Agreement or the transactions contemplated hereby until Buyer’s right to terminate the Agreement pursuant to Section 4.6(b)(i) has passed without Buyer exercising such right to terminate.

Section 7.4.                                Tax Cooperation.

(a)                                 Cooperation on Tax Matters.  (i) Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by any of them, in connection with any audit, litigation or other proceeding with respect to Taxes for any period ending on or prior to the Closing Date and/or that otherwise relates to the transaction.  Such cooperation shall include the retention and (upon another party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees (to the extent such employees were responsible for the preparation, maintenance or interpretation of information and documents relevant to Tax matters or to the extent required as witnesses in any Tax proceedings), available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The parties agree (A) to retain all books and records with respect to Tax matters pertinent to the Business relating to any taxable period beginning before the Closing Date until six months after the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention obligations imposed by law or pursuant to agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if another party so requests, Buyer or Seller, as the case may be, shall allow the other to take possession of or copy such books and records.

(b)                                 Contests.

(i)                                     Seller on the one hand, and Buyer on the other, shall notify the other in writing within 30 days or such shorter period as may be required thereby of receipt of written notice of any pending or threatened Tax examination, audit or other administrative or judicial proceeding (a “Tax Contest”) that could reasonably be expected to result in a liability for Taxes of another party.  If the recipient of such notice of a Tax Contest fails to provide such notice to such other party, and the recipient is entitled to indemnification for Taxes under this Agreement, it shall be entitled to indemnification for any Taxes arising in connection with such Tax Contest, but only to the extent, if any, that such failure or delay shall not have adversely affected the indemnifying party’s ability to defend against, settle, or satisfy any action, suit or proceeding against it, or any damage, loss, claim, or demand for which the indemnified party is entitled to indemnification hereunder.

(ii)                                  If a Tax Contest relates to any Taxes for which Seller is liable in full hereunder, Seller shall at its expense control the defense and settlement of such Tax Contest.  If such Tax Contest relates to any Taxes for which Buyer is liable in full hereunder, Buyer shall at its own expense, control the defense and settlement of such Tax Contest.  A party not in control of the defense shall have the right to observe the conduct of any Tax Contest at its expense, including through its own counsel and other professional experts.  If a Tax Contest relates to Taxes for which Seller and Buyer may be liable hereunder, the parties that may have such liability shall jointly control the defense and settlement of such Tax Contest.

(iii)                               To the extent that an issue raised in any Tax Contest controlled by one party or jointly controlled could materially affect the liability for Taxes of another party, the controlling party shall not, and no party in the case of joint control shall, enter into a final settlement without the written consent of the other party or parties, which consent shall not be unreasonably withheld.  Where a party withholds its consent to any final settlement, that party may continue or initiate further proceedings, at its own expense, and the liability of the party or parties that wished to settle (as between the consenting and the non consenting parties) shall not exceed the liability that would have resulted from the proposed final settlement including interest, additions to Tax, and penalties that have accrued at that time, and the non consenting party or parties shall indemnify the consenting party or parties for such Taxes.

Section 7.5.                                Liability for Taxes.  All Taxes by Seller or any of the Stockholders, resulting from or payable in connection with the sale of the Purchased Assets and the assumption of the Assumed Liabilities in accordance with this Agreement shall be timely paid by Seller or each Stockholder, as applicable.  All obligations under this Section 7.5 shall survive the Closing Date hereunder and continue until 30 days following the expiration of the statute of limitations on assessment of the relevant Tax.

Section 7.6.                                Name Change.  Seller shall execute and deliver an amendment to its Certificate of Incorporation to change its name to a name other than Kleer Lumber, Inc., or any variant thereof in acceptable form to be filed with the Massachusetts Secretary of State’s office and any other jurisdiction where Seller is qualified to do business within 30 days following the Closing.

Section 7.7.                                Rights to Refunds.  If Seller, on the one hand, or Buyer or any of its Affiliates on the other hand, receives a refund of any Taxes for which the other has paid such Taxes, then the party receiving such refund shall, within 30 days after its receipt, remit it to the party who paid such Taxes; provided, however, that this section shall not affect the liability of the parties for Taxes as set forth elsewhere herein.

Section 7.8.                                Mail Received After Closing.  Following the Closing, Buyer may receive and open all mail addressed to Seller at any of the locations of Seller acquired hereunder, other than mail that is labeled personal and/or confidential, and to the extent that such mail and the contents thereof relate to the Business, the Purchased Assets or the Assumed Liabilities, deal with the contents thereof in its good faith discretion, subject, however, to Article VIII.  Buyer shall promptly notify Seller of (and provide Seller copies of the relevant portions of) any mail that obliges Seller to take any action or indicates that action may be taken against Seller.  To the extent that such mail and the contents thereof do not relate to the Business, the Purchased Assets or the Assumed Liabilities, such mail and the contents thereof shall be promptly forwarded to Seller at the address set forth in Section 9.4 below, or such other address as Buyer is advised of in writing by Seller.

Section 7.9.                                Prorations.  Unearned insurance premiums, prepaid utility charges, prepaid rentals, property Taxes and other prepaid expenses with respect to the Purchased Assets applicable to periods both prior to and after Closing shall be prorated as of the Closing and amounts owing by Buyer to Seller, or by Seller to Buyer, shall be adjusted as part of the determination of the Net Working Capital or Final Net Working Capitals where applicable or otherwise calculated and settled within 60 days after the Closing Date.  Representatives of Seller and Buyer may take readings or other measurements of gas, water, electricity and other utilities.  Such readings and measurements, if taken, shall be binding, conclusive and used for purpose of the apportionment provided herein.

Section 7.10.                         Noncompetition and Nonsolicitation.

(a)                                 For purposes of this Section 7.10, the following definitions shall apply:

(i)                                     “Company Activities” shall mean either (A) developing, manufacturing and distributing PVC or other resin-based trim board, molding, decking, paneling, sheet or other millwork products or (B) engaging in any other business activities which were conducted, offered or provided by either Seller or its Affiliates at any time during the 12-month period prior to the date of this Agreement.

(ii)                                  “Noncompete Period” and “Nonsolicitation Period” shall mean the period from the Closing Date until December 31, 2017;

(iii)                               “Protected Area” shall mean any state in the United States.

(b)                                 Trade Name and Confidential Information.  Each of Seller and Stockholders shall not, directly or by assisting others, own, manage, operate, join, control or participate in the ownership, management, operation or control of any business conducted under the corporate or trade name of Seller or Buyer (or any variation thereof) or any of their Affiliates (other than as an employee of Seller or Buyer or one of their Affiliates).

(c)                                  Non-Competition.

(i)                                     Coverage.  Seller and Stockholders hereby acknowledge that Buyer, either directly or indirectly through one or more of its Affiliates, conducts or will conduct Company Activities throughout the Protected Area, and acknowledge that to protect Buyer’s investment in the Purchased Assets and Buyer’s interest in the operation of each Person through which it will engage in Company Activities after the date of this Agreement, it is essential that any noncompete covenant with respect thereto cover all Company Activities in the Protected Area.

(ii)                                  Covenant.  During the applicable Noncompete Period, each of Seller and Stockholders shall not in any manner, directly or indirectly, engage in or have an equity or profit interest in, or render services to any business that conducts any Company Activities in the Protected Area.  Notwithstanding anything herein to the contrary, nothing in this Agreement shall prevent or prohibit Seller or Stockholders from owning not more than 2% of a class of equity securities issued by any entity listed on any national securities exchange or interdealer quotation system or from Louis Price or Jo-Anne Price or their Affiliates selling PVC trimboard, at the 29 Prospect Street, Ridgefield, Connecticut location of the Ridgefield Supply Company.

(d)                                 Nonsolicitation of and Noninterference with Employees, Customers and Suppliers.  During the applicable Nonsolicitation Period, each of Seller, Stockholders, and their Affiliates shall not, in any manner, directly or indirectly:

(i)                                     solicit or attempt to solicit, any business from any customers of Buyer, Seller or any of their Affiliates for purposes of engaging in any Company Activities in any Protected Area;

(ii)                                  recruit or hire away or attempt to recruit or hire away, on its behalf or on behalf of any other Person, firm or corporation, any employee of Buyer, Seller or any of their Affiliates (for purposes of this provision, a Person shall be deemed to be an employee of Buyer, Seller, or any of their Affiliates for a period of 6 months following the termination of such Person’s employment with Buyer, Seller, or any of their Affiliates); or

(iii)                               interfere with or otherwise attempt to affect Buyer, Seller, or their Affiliate’s relationship with any vendor or customer of Buyer, Seller, or any of their Affiliates.

(e)                                  Acknowledgment and Modification.

(i)                                     Each of Seller and Stockholders acknowledge and agree that the covenants set forth in this Section 7.10 and all subsections thereof are reasonable as to time, scope and territory given the Buyer’s need to protect its substantial investment in the Purchased Assets and the Company Activities and its customer base, particularly given the complexity and competitive nature of the Buyer’s business.  Each of Seller and Stockholders further acknowledge that (a) it would be difficult to calculate damages to Buyer from any breach of Seller’s and Stockholders’ obligations under any subsection of this Section 7.10(b), that injuries to the Buyer from any such breach would be irreparable and impossible to measure, and (c) that the remedy at law for any breach or threatened breach of Seller’s and Stockholders’ obligations under any subsection of this Section 7.10 would therefore be an inadequate remedy, and accordingly, Buyer shall, in addition to all other available remedies (including without limitation seeking such damages as it can show it and its Affiliates have sustained by reason of such breach or the exercise of all other rights it has under this Agreement), be entitled to injunctive and other similar equitable remedies.

(ii)                                  If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 7.10 (a) through (d) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 7.10 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

Section 7.11.                         Regular Course of Business.  Until the Closing Date, Seller shall: (a) operate the Business reasonably and in good faith, consistent with past management practices; (b) maintain all of their properties in customary repair, order and condition, reasonable wear and tear excepted; (c) maintain (except for expiration due to lapse of time) all leases and Contracts in effect without change except as expressly provided herein; (d) comply unless contested in good faith in accordance with law, with the provisions of all Regulations and Orders applicable to Seller and the conduct of its Business; (e) not cancel, release, waive or compromise any debt, Claim or right in their favor having a value in excess of $5,000 other than in connection with returns of inventory for credit or replacement in the ordinary course of business; (f) not alter the rate or basis of compensation of any of its employees other than in the ordinary course of business consistent with past practice and immaterial in amount; (g) maintain insurance coverage up to the Closing Date with the coverage and in the amounts set forth in Schedule 5.20 hereto; (h) maintain inventory, supplies and spare parts at customary operating levels consistent with current practices, and replace in accordance with past practice any inoperable, worn out or obsolete assets with modern assets of comparable quality if such assets are reasonably necessary to operate the business consistent with past practice or current operations; (i) maintain their books, accounts and records in accordance with past custom and practice as used in the preparation of the Financial Statements; (j) maintain in full force and effect the existence of all rights to their Intellectual Property; (k) use their commercially reasonable efforts to preserve the goodwill and organization of the Business and their relationships with their customers, suppliers, employees and other Persons having business relations with them;

Section 7.12.                         Other Commitments.  Except as set forth in this Agreement, incurred or transacted in the ordinary course of business, or permitted in writing by Buyer or Parent, Sellers shall not enter into any material Contract or transaction or make any commitment or incur any material obligation or liability (including entering into any real property leases).

Section 7.13.                         Full Access and Disclosure.  Subject to the Confidentiality Agreement dated November, 2012 (the “Confidentiality Agreement”), Sellers shall afford to Buyer and its counsel, accountants, agents and other authorized representatives reasonable access during business hours to Seller’s plant, properties, books and records in order that Buyer may have full opportunity to make such reasonable investigations as it shall desire to make of the affairs of Seller.  Seller shall furnish Seller’s product formulation(s) to Buyer for its due diligence review immediately following execution of this Agreement.

Section 7.14.                         Fulfillment of Conditions Precedent.  Seller shall use its commercially reasonable efforts to obtain at its expense all such waivers, Permits, consents, approvals or other authorizations from third Persons and Authorities, and to do all things as may be necessary or desirable in connection with transactions contemplated by this Agreement.

Section 7.15.                         Employee Matters.

(a)                                 Buyer intends, but shall not be required, to offer employment as of the Closing Date, on an “at will” basis to the employees listed on Schedule 5.5 and if any such employee accepts Buyer’s offer of employment, he or she shall become an employee of Buyer after the Closing Date (such employees are referred to hereinafter as the “Transferred Employees”); provided, however, that Buyer is bound and obligated to the terms of contract with Walt Valentine which has been executed concurrently with this Agreement.  Seller will cooperate with Buyer in providing access to employees to make offers of employment.  Effective as of the Closing Date, Transferred Employees shall not be credited for past service for purposes of determining any benefit maintained or offered by Buyer; provided that with respect to medical and dental plans Transferred Employees will be given credit to ensure that no such Transferred Employee has a gap in coverage.  Effective as of the Closing Date, Buyer may but shall not be required to offer certain other of the employees or independent contractors of Seller the opportunity to work as consultants to assist in the transition of the Business to Buyer for a fixed period of time, subject to such persons accepting a consulting engagement with Buyer after the Closing Date (the “Consultants”).  The Consultants will not be employees of Buyer for any purposes and shall receive no benefits from Buyer.

(b)                                 Seller shall be solely liable for, and shall indemnify and hold harmless Buyer with respect to (i) any Termination Liability (as defined below) in connection with the termination of employment of any employees of Seller; (ii) any Employee Benefit Plan in existence prior to the Closing Date, whether such liability arises before, on or after the Closing Date, including, without limitation, unfunded liabilities, liability with respect to the termination of any such plan, any retiree from employment with Seller, any unfunded liability under any such plan, or any accrued but unpaid claim under such plan; and (iii) any compensation due to Seller employees or consultants relating to periods ending on or prior to the Closing Date, including, without limitation, salary, commission, bonus, incentives, vacation pay or other benefit accruals.  For purposes of this Agreement, “Termination Liability” shall mean all liabilities, costs, claims, damages and expenses incurred by Seller or the Buyer either before or after the date hereof with respect to such terminated employees including without limitation, severance, outplacement, vacation pay, salary, commissions and benefits provided that such liability relates only to periods prior to the Closing Date, claims of wrongful termination, age, race or sex discrimination or the like, liability under Worker Adjustment and Retaining Notification Act of 1988, as amended, and each similar state law (“WARN”), COBRA and state benefits continuation laws, and any taxes or penalties payable with respect to any of the foregoing payments or liabilities.  Seller shall make all salary, commission, bonus, incentive, vacation pay or other benefit accrual payments to employees as they become due.  Buyer shall not be required to provide continuations of any such plans, commissions or incentives after the Closing Date.

(c)                                  Seller shall retain, and shall indemnify and hold Buyer harmless with respect to, all obligations, liabilities and commitments with respect to Eligible Persons (as defined below) and their eligible dependents, in respect of health insurance under COBRA.  For purposes of this Section, “Eligible Persons” means the employees of Seller receiving health benefits as of the Closing Date, but are not hired as employees, by Buyer, and the former employees of Seller receiving COBRA coverage as of the Closing Date.

(d)                                 The parties acknowledge and agree that it is their intention that all existing contracts of confidentiality and non-competition between Seller, on the one hand, and any employee or any independent contractor on the other hand, providing services to Seller in respect of the Business as of immediately prior to the Closing Date shall be transferred to or assumed by Buyer as a result of the transactions described herein and that such contracts shall constitute Purchased Assets hereunder.  If any such contract may not be so assigned, Seller agrees that it will cooperate with Buyer to enforce such contract(s) as Buyer may reasonably request.

(e)                                  Seller shall make payment of employee bonuses for 2012 in accordance with applicable plans.

(f)                                   This Section 7.15 shall operate exclusively for the benefit of the parties to this Agreement and not for the benefit of any other person or entity, including the Transferred Employees or any other employee, former employee or independent contractor who performs or performed services in connection with the operation of the Business, which persons shall have no rights to enforce this Agreement.

Section 7.16.                         Nondisparagement.

(a)                                 After the Closing Date, neither Seller nor any of its Affiliates will disparage Buyer or any of Buyer’s Affiliates, stockholders, directors, officers, employees or agents.

(b)                                 After the Closing Date, none of the Buyer or Buyer’s Affiliates will disparage Seller or any of Seller’s Affiliates, stockholders, directors, officers, employees or agents.

Section 7.17.                         Consents.

(a)                                 (a)                                 If there are any material consents to assignment or regulatory consents (all of which are set forth on Schedule 5.2(b) and referred to herein as “Material Consents”) that have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, in the case of each Contract as to which such Material Consents were not obtained (or otherwise are not in full force and effect) (the “Restricted Material Contracts”), Seller shall continue its reasonable efforts to obtain the Material Consents following the Closing.

(b)                                 Neither this Agreement nor any other instrument or document related to the consummation of the transactions contemplated by this Agreement shall constitute a sale, assignment, assumption, transfer, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of the Restricted Material Contracts, and following the Closing, the parties shall use best efforts, and cooperate with each other, to obtain the Material Consent relating to each Restricted

Material Contract as quickly as practicable. Pending the obtaining of such Material Consent relating to any Restricted Material Contract, the parties shall use best efforts, and cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyer the benefits of use of the Restricted Material Contract for its term (or any right or benefit arising thereunder, including the enforcement for the benefit of Buyer of any and all rights of Seller against a third party thereunder). Once a Material Consent for the sale, assignment, assumption, transfer, conveyance and delivery of a Restricted Material Contract is obtained, Seller shall promptly assign, transfer, convey and deliver such Restricted Material Contract to Buyer, and Buyer shall assume the obligations under such Restricted Material Contract assigned to Buyer from and after the date of assignment to Buyer pursuant to a special-purpose assignment and assumption agreement (which special-purpose agreement the parties shall prepare, execute and deliver in good faith at the time of such transfer, each of the parties to bear its own costs thereof).

ARTICLE VIII

INDEMNIFICATION

Section 8.1.                                Survival.  The representations and warranties in this Agreement (including the schedules hereto) and in any other agreement, instrument or certificate being executed and delivered by a party hereto on the date hereof pursuant to or in connection with this Agreement (the “Other Closing Documents”) shall terminate on June 30, 2014; provided that the representations, warranties and indemnities for breach thereof for which an indemnification Claim shall be pending as of June 30, 2014, shall survive with respect to such Claim until the final disposition thereof.  The covenants of the parties contained herein and the Other Closing Documents to be performed after the Closing Date shall survive the execution of this Agreement and the Closing Date.  The representations and warranties in this Agreement and the Other Closing Documents shall in no event be affected by any investigation, inquiry or examination made for or on behalf of any party or be affected by the Knowledge of any officer, director, stockholder, employee, or agent of any party seeking indemnification hereunder or by the acceptance of any certificate or opinion from any third party.  Notwithstanding the foregoing, the indemnification covenants of the parties in Article VIII with respect to the Assumed Liabilities and the Retained Liabilities shall survive until all such Assumed Liabilities and Retained Liabilities and indemnification Claims under Article VIII with respect thereto are paid in full by the party responsible therefor pursuant to the terms of this Agreement.

Section 8.2.                                Limitations.

(a)                                 Absent fraud, each of Seller and Stockholders shall not be required to indemnify the Buyer Indemnified Parties under Section 8.3(a) (excluding Claims which are also Retained Liabilities in addition to arising from breaches of representations, warranties or covenants), until the Indemnifiable Damages incurred individually or in the aggregate, exceed $200,000 (the “Hurdle Amount”), at which point such indemnifying party or parties shall, subject to Section 8.2(c) Section 8.6, be responsible for all such Indemnifiable Damages that may arise in excess of the Hurdle Amount; and provided that such Indemnifiable Damages shall accumulate until such time as they exceed the Hurdle Amount, whereupon the party or parties to be indemnified shall be entitled, subject to Section 8.2(b) and Section 8.6, to seek indemnification for the full amount of such Indemnifiable Damages in excess of the Hurdle Amount.  Notwithstanding the foregoing, no Claim for Indemnifiable Damages shall be asserted pursuant to Section 8.3(a) or Section 8.3(b), unless the amount of such Claim (or series of Claims arising from the same or substantially similar facts or circumstances), but excluding Claims which are also Retained Liabilities in addition to arising from breaches of representations, warranties or covenants, equals or exceeds $10,000, in which case the entire Claim may be asserted subject to the other limitations in Section 8.2.

(b)                                 [Reserved.]

(c)                                  Absent fraud, Seller and Stockholders shall not be required to indemnify the Buyer Indemnified Parties under Section 8.3(a) or Section 8.3(b) for any amount of Indemnifiable Damages thereunder incurred which in aggregate exceed eight million and 00/100 dollars ($8,000,000); in addition, Stockholders shall not be required to indemnify the Buyer Indemnified Parties under Section 8.3(a) or Section 8.3(b) for any amount of Indemnifiable Damages incurred thereunder in excess of distributions of the Purchase Price to the individual Stockholders on or after the Closing Date.

Section 8.3.                                Indemnification by Seller and Stockholders.  Subject to Section 8.1, Section 8.2 and Section 8.6, each of Seller and Stockholders agree jointly, but severally in proportion to their stock ownership in Seller to, and shall indemnify Buyer its Affiliates and the officers, directors, employees, stockholders, representatives and agents of each of them (the “Buyer Indemnified Parties”) and hold each of them harmless against and in respect of any and all Indemnifiable Damages resulting from, or in respect of, any of the following:

(a)                                 Any misrepresentation or breach of warranty on the part of Seller or Stockholders under this Agreement or any of the Other Closing Documents executed and delivered by Seller or Stockholders;

(b)                                 Any breach or non-fulfillment of covenants on the part of Seller or Stockholders under this Agreement or any of the Other Closing Documents;

(c)                                  The Retained Liabilities; and

(d)                                 Any noncompliance with any Regulation relating to bulk sales transfers, or any fraudulent transfer law or bulk sales law in respect of the transactions contemplated by this Agreement.

Section 8.4.                                Indemnification by Buyer.  Subject to Section 8.1 and Section 8.2, Buyer agrees to indemnify Seller, its Affiliates and the officers, directors, employees, representatives and agents of each of them (the “Seller Indemnified Parties”) and hold each of them harmless, against and in respect of any and all Indemnifiable Damages resulting from, or in respect of, any of the following:

(a)                                 Any misrepresentation or breach of warranty on the part of Buyer under this Agreement or any of the Other Closing Documents executed and delivered by Buyer;

(b)                                 Any breach or non-fulfillment of covenants on the part of Buyer under this Agreement or any of the Other Closing Documents; and

(c)                                  The Assumed Liabilities.

Section 8.5.                                Third-Party Claims.

(a)                                 The following procedures shall be applicable with respect to indemnification for third party Claims.  Promptly after receipt by the party seeking indemnification hereunder (hereinafter referred to as the “Indemnitee”) of notice of the commencement of any (i) Tax audit or proceeding for the assessment of Tax by any Taxing Authority or any other proceeding likely to result in the imposition of a Tax liability or obligation or (ii) any action or the assertion of any Claim, liability or obligation by a third party (whether by legal process or otherwise), against which Claim, liability or obligation any other party to this Agreement (hereinafter the “Indemnitor”) is, or may be, required under this Agreement to indemnify such Indemnitee, the Indemnitee shall, if the Indemnitee desires to make a claim for indemnification against the Indemnitor with respect to such third-party Claim, notify the Indemnitor in writing of the commencement or assertion of such third-party Claim and give the Indemnitor a copy of such Claim, process and all legal pleadings in the possession of the Indemnitee.  The Indemnitor shall have the right to (i) participate in the defense of such action at its expense with counsel of reputable standing and (ii) assume the defense of such action by agreeing to assume such defense within 10 days of transmittal of the notice of the Claim by the Indemnitee, in writing unless such Claim (A) may result in criminal proceedings, injunctions or other equitable remedies in respect of the Indemnitee or its business; (B) may result in liabilities which, taken with other then existing Claims under this Article VIII, would not be fully indemnified hereunder; (C) may have a Material Adverse Effect on the Business or financial condition of the Indemnitee after the Closing Date (including an effect on the Tax liabilities, earnings or ongoing business relationships of the Indemnitee); (D) is for an alleged amount of less than $25,000; or (E) upon petition by the Indemnitee, if an appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such Claim, in which events the Indemnitee shall assume the defense.

(b)                                 The Indemnitor and the Indemnitee shall reasonably cooperate in the defense of any third party Claims.  In the event that the Indemnitor assumes or participates in the defense of such third party Claim as provided herein, the Indemnitee shall make available to the Indemnitor all relevant records and take such other action and sign such documents as are reasonable necessary to defend such third party Claim in a timely manner.  If the Indemnitee shall be required by judgment or a settlement agreement to pay any amount in respect of any obligation or liability against which the Indemnitor has agreed to indemnify the Indemnitee under this Agreement, the Indemnitor shall promptly reimburse the Indemnitee in an amount equal to the amount of such payment plus all expenses (including reasonable legal fees and expenses) incurred by such Indemnitee in connection with such obligation or liability subject to this Article VIII.  No Indemnitor, in the defense of any such Claim, shall, except with the consent of the Indemnitee, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a release from all liability with respect to such Claim.  In the event that the Indemnitor does not assume the defense of any matter for which it is entitled to assume as provided above, or is not entitled to assume such defense, the Indemnitee shall have the full right to defend such Claim (and, in the cases specified in clauses (A) through (E) of Section 8.5(a), shall defend such Claim), but shall not settle such Claim without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld.

(c)                                  Except as provided in Section 8.5(e), prior to paying or settling any Claim against which an Indemnitor is, or may be, obligated under this Agreement to indemnify an Indemnitee, the Indemnitee must first supply the Indemnitor with a copy of a final court judgment or decree holding the Indemnitee liable on such Claim or failing such judgment or decree, must first receive the written approval of the terms and conditions of such settlement from the Indemnitor, which shall not be unreasonably withheld; provided however, that no written approval is required from the Indemnitor as to any third party Claim (i) that results solely in injunctions or other equitable remedies in respect of the Indemnitee or its business; (ii) that settles liabilities, or portions thereof, that are not subject to indemnification hereunder; or (iii) is for an amount of less than $50,000.

(d)                                 An Indemnitee shall have the right to employ its own counsel in any case and the fees and expenses of such counsel shall be at the expense of the Indemnitee unless (i) the employment of such counsel shall have been authorized in writing by the Indemnitor in connection with the defense of such Claim; (ii) the Indemnitor shall not have employed counsel in the defense of such Claim after 10 days’ notice; or (iii) such Indemnitee shall have reasonably concluded that there may be defenses available to it which are contrary to, or inconsistent with, those available to the Indemnitor; in any of the foregoing events such fees and expenses shall be borne by the Indemnitor.

(e)                                  Each Indemnitor shall pay the indemnification amount claimed by the Indemnitee in immediately available funds promptly within 10 days after the Indemnitee provides the Indemnitor with written notice of a Claim hereunder unless the Indemnitor in good faith disputes such Claim.  If the Indemnitor disputes such Claim in good faith, then after the resolution of such dispute, the amount finally determined to be due shall be paid by the Indemnitor to the Indemnitee in immediately available funds within 10 days of such dispute resolution.  In the event the Indemnitor fails to pay the Indemnitee the amount of such indemnification Claim within such 10 day period the Indemnitor shall pay the Indemnitee interest on the amount of such indemnification Claim at a rate of 10% per annum, compounded annually from the date of the original written notice of such indemnification Claim until the indemnification Claim is paid in full.  If any Indemnitor fails to comply with its obligations to make cash payments to an Indemnitee in an aggregate amount sufficient to reimburse the Indemnitee for all the Indemnifiable Damages resulting from an indemnified Claim, the Indemnitee may pursue any and all rights and remedies against the Indemnitor available in law or in equity, subject only to the limitations set forth in Section 8.2 above and Section 8.6 below.

Section 8.6.                                Exclusive Remedy.  Absent fraud, no Buyer Indemnified Party shall have any recourse against Seller or Stockholders for any breach of this Agreement or any Other Closing Document by Seller or Stockholders or otherwise in connection with the transactions contemplated hereby except pursuant to, and subject to the limitations in, this Article VIII.  Absent fraud, no Seller Indemnified Party shall have any recourse against Buyer for any breach of this Agreement or any Other Closing Document by Buyer or otherwise in connection with the transactions contemplated hereby except pursuant to, and subject to the limitations in, this Article VIII.  In furtherance of the foregoing, each Party hereby agrees only to assert the remedies provided for in this Agreement and waives, to the fullest extent permitted by applicable Regulation or at equity, any and all other rights, claims and causes of action, (including rights of contribution, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against Seller or any of its Affiliates, or Buyer or any of its Affiliates, as the case may be, arising under or based upon any federal, state or local Law with respect to the subject matter of this Agreement or breaches of or defaults under this Agreement, in each case excluding fraud.

Section 8.7.                                Escrow.  Seller hereby agrees that any Claims for indemnification by Buyer against Seller or Stockholders hereunder may be satisfied by Buyer by recourse against the Escrow Amount, to be held in escrow pursuant to an escrow agreement substantially in the form of Exhibit 8.7.  All payments for Indemnifiable Damages made pursuant to this Article VIII shall be treated as adjustments to the Purchase Price.  If the Escrow Amount is insufficient to set off any Claim for Indemnifiable Damages made hereunder (or have been delivered to the holders prior to the making or resolution of such Claim), then Buyer may take any action or exercise any remedy available to it against Seller and Stockholders by appropriate legal proceedings to collect such Indemnifiable Damages.  To the extent the Escrow Amount is sufficient in value to cover the claimed amount of all of Buyer’s Indemnification Damages, then Buyer agrees to first seek indemnification against the Escrow Amount prior to seeking redress against any of Seller’s or Stockholders’ other assets.

Section 8.8.                                Damages Net of Insurance, Other Indemnities.  The amount of any Damages for which indemnification is provided under Article VIII shall be net of (a) any amounts recovered by the Indemnitee pursuant to any indemnification by or indemnification agreement with any Third Party; and (b) any insurance proceeds or other cash receipts or sources of reimbursement received as an offset against such Damage (each Person named in clauses (a) and (b) hereof, a “Collateral Source”), minus, however, all reasonable third party costs incurred by the Indemnitee to obtain amounts under clauses (a) and (b).  The amount of any such Damage also shall be (i) reduced by an amount equal to any Tax benefits attributable to such claim; and (ii) increased by an amount equal to any Taxes attributable to the receipt of such payment, but only to the extent that such Tax benefits are actually realized, or such Taxes are actually paid, as the case may be, by Seller or by Buyer or by any consolidated, combined or unitary group of which Buyer or Seller is a member.  Each Indemnitee shall exercise commercially reasonable efforts to obtain such insurance proceeds, but shall not be required to initiate any lawsuit or similar proceeding.  If any such proceeds are received by an Indemnitee with respect to any Indemnifiable Damages after an Indemnitor has made a payment to the Indemnitee with respect thereto, the Indemnitee shall promptly pay to the Indemnitor the amount of such proceeds (up to the amount of the Indemnitor’s payment).

Section 8.9.                                No Consequential Damages.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NO PARTY TO THIS AGREEMENT SHALL BE LIABLE TO OR OTHERWISE RESPONSIBLE TO ANY OTHER PARTY HERETO OR ANY AFFILIATE OF ANY OTHER PARTY HERETO OR ANY OTHER PERSON FOR SPECIAL, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES OR FOR LOST PROFITS THAT ARISE OUT OF OR RELATE TO THIS AGREEMENT OR ANY RELATED AGREEMENT OR THE PERFORMANCE OR BREACH HEREOF OR ANY LIABILITY RETAINED OR ASSUMED HEREUNDER; PROVIDED, HOWEVER, THAT IF AN INDEMNIFIED PERSON SHALL BE LIABLE TO A THIRD PARTY FOR SPECIAL, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, SUCH INDEMNIFIED PERSON MAY SEEK INDEMNIFICATION PURSUANT TO THIS Article VIII FROM THE INDEMNIFYING PERSON FOR SUCH AMOUNTS PAID TO A THIRD PARTY.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.1.                                Amendment and Modification.  This Agreement may be amended, modified and/or supplemented only by written agreement of all the parties hereto with respect to any of the terms contained herein.  No course of dealing between or among the parties shall be deemed effective to modify, amend, waive or discharge any part of this Agreement or any rights or obligations of any party under or by reason of this Agreement.

Section 9.2.                                Waiver of Compliance; Consents.  Any failure of any party hereto to comply with any obligation, covenant, agreement or condition herein may be waived in writing by the other parties hereto, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing to be effective.

Section 9.3.                                Certain Definitions.

“Acquired Real Property” shall have the meaning set forth in Section 5.31(b).

“Agreement” shall have the meaning set forth in the preamble.

“Affiliate” means, with regard to any specified Person, (a) any other Person, directly or indirectly, Controlled by, under common Control with, or Controlling such specified Person; (b) any Person, directly or indirectly, in which such specified Person holds, of record or beneficially, fifty percent (50%) or more of the equity or voting securities; (c) any Person that holds, of record or beneficially, fifty percent (50%) or more of the equity or voting securities of such specified Person; (d) any Person that, through contract, relationship or otherwise, exerts a substantial influence on the management of such specified Person’s affairs; (e) any Person that, through contract, relationship or otherwise, is influenced substantially in the management of its affairs by such specified Person; (f) any director, officer, manager or individual holding a similar position in respect of such Person; or (g) as to any natural Person, any Person related by blood, marriage or adoption, including without limitation, any spouse, parent, grandparent, aunt, uncle, child, grandchild, sibling, cousin or in-law of such natural Person.

“Assumed Contracts” shall have the meaning set forth in Section 1.1(d).

“Assumed Liabilities” shall have the meaning set forth in Section 2.1.

“Audited Financial Statements” shall have the meaning set forth in Section 5.4(a).

“Authority” means any governmental, regulatory or administrative body, agency, commission, board, arbitrator or authority, any court or judicial authority, any public, private or industry regulatory authority, whether international, national, federal, state or local.

“Business” shall have the meaning set forth in the recitals.

“Buyer” shall have the meaning set forth in the preamble.

“Buyer Indemnified Parties” shall have the meaning set forth in Section 8.3.

“CERCLA” means Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, and the Regulations thereunder.

“CERCLIS” means Comprehensive Environmental Response, Compensation, and Liability Information System.

“Claim” means any action, suit, claim, lawsuit, demand, suit, inquiry, hearing, investigation, notice of a violation or noncompliance, litigation, proceeding, arbitration, appeal or other dispute, whether civil, criminal, administrative or otherwise.

“Closing” shall have the meaning set forth in Section 4.3.

“Closing Date” shall have the meaning set forth in Section 4.3.

“Closing Payment” shall have the meaning set forth in Section 3.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the Regulations thereunder.

“Collateral Source” shall have the meaning set forth in Section 8.8.

“Company Activities” shall have the meaning set forth in Section 7.10(a)(i).

“Confidentiality Agreement” shall have the meaning set forth in Section 7.13.

“Consultants” shall have the meaning set forth in Section 7.15(a).

“Contract” means any agreement, contract, commitment, instrument, document, certificate or other arrangement or understanding, whether written or oral, legally binding on Seller.

“Control” means (including, with correlative meanings, the terms “Controlling,” “Controlled By,” and “Under Common Control With”) shall mean, with respect to any specified Person, the possession by another Person, directly or indirectly, of the power to direct or cause the direction of management of such specified Person, whether through ownership of voting interests, by agreement or otherwise.

“Date” shall have the meaning set forth in Section 4.3.

“Discharge” means any manner of spilling, leaking, dumping, discharging, releasing, migrating or emitting, as any of such terms may further be defined in any Environmental Law, into or through any medium including, without limitation, ground water, surface water, land, soil or air.

“Disputed Matters” shall have the meaning set forth in Section 3.4(b).

“Eligible Persons” shall have the meaning set forth in Section 7.15(c).

“Employee Benefit Plan” shall have the meaning set forth in Section 5.13Section 5.13(a).

“Environmental Law” shall mean any applicable Regulation, Order, settlement agreement or Authority requirement, which relates to or otherwise imposes liability or standards of conduct concerning the environment, health, safety or Hazardous Substances, including without limitation, Discharges, emissions, releases or threatened releases of noises, odors or any Hazardous Substances, whether as matter or energy, into ambient air, water, or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of Hazardous Substances, including but not limited to CERCLA, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Material Transportation Act, the Resource Conservation and Recovery Act of 1976, the Toxic Substances Control Act, the Federal Water Pollution Control Act, the Clean Water Act, the Clean Air Act, the Occupational Safety and Health Act, any so-called “Superlien” law, all as now or hereafter amended or supplemented, and the Regulations promulgated thereunder, and any other similar Federal, state or local Regulations.

“Environmental Permit” shall mean Permits required by any Environmental Law and necessary for the Business.

“ERISA” shall have the meaning set forth in Section 5.13(a).

“Escrow Amount” shall have the meaning set forth in Section 3.2.

“Estimated Net Working Capital Statement” shall have the meaning set forth in Section 3.1.

“Excluded Assets” shall have the meaning as set forth in Section 1.2.

“Final Net Working Capital Statement” shall have the meaning set forth in Section 3.4(c).

“Final Net Working Capital” shall have the meaning set forth in Section 3.4(b).

“Financial Statements” shall have the meaning as set forth in Section 5.4(a).

“Financial Statement Date” shall have the meaning as set forth in Section 5.4(a).

“GAAP” means accounting principles generally accepted in the United States of America.

“Government Contract” means any Contract of Seller that is with any Authority or Government Entity, including, without limitation, all Contracts and work authorizations directly with any Authority or Government Entity to supply goods and services to such Authority or Government Entity, but does not include any Contract with any Person that is not itself an Authority or Government Entity.

“Government Entity” shall mean a federal, state, provincial, local, county or municipal government, governmental, regulatory or administrative agency, department, commission, board, bureau, or other Authority or instrumentality, domestic or foreign.

“Guarantee” means any guarantee or other contingent liability (other than any endorsement for collection or deposit in the ordinary course of business and any product or service warranty), direct or indirect with respect to any obligations of another Person, through a Contract or otherwise, including, without limitation, (a) any endorsement or discount with recourse or undertaking substantially equivalent to or having economic effect similar to a guarantee in respect of any such obligations and (b) any Contract (i) to purchase, or to advance or supply funds for the payment or purchase of, any such obligations, (ii) to purchase, sell or lease property, products, materials or supplies, or transportation or services, in respect of enabling such other Person to pay any such obligation or to assure the owner thereof against loss regardless of the delivery or nondelivery of the property, products, materials or supplies or transportation or services or (iii) to make any loan, advance or capital contribution to or other Investment in, or to otherwise provide funds to or for, such other Person in respect of enabling such Person to satisfy an obligation (including any liability for a dividend, stock liquidation payment or expense) or to assure a minimum equity, working capital or other balance sheet condition in respect of any such obligation.

“Hazardous Substances” shall include any toxic or hazardous substance, material, or waste, any petroleum or petroleum products, radioactive materials, asbestos in any form that has become friable, ura formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, and radon gas, any chemicals, materials or substances defined or included in the definition of “hazardous substances,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or words of similar import, under any applicable Environmental Law, any other chemical, material or substance, exposure to which is prohibited, limited, or regulated by any governmental Authority and any other contaminant, pollutant or constituent thereof, whether liquid, solid, semi-solid, sludge and/or gaseous, including without limitation, chemicals, compounds, by-products, pesticides, asbestos containing materials, petroleum or petroleum products or by-products, and polychlorinated biphenyls, the presence of which requires investigation or remediation under any Environmental Law.

“Holdback Amount” shall have the meaning set forth in Section 3.2.

“Hurdle Amount” shall have the meaning set forth in Section 8.1(a).

“Income Taxes” means United States federal income taxes.

“Indebtedness” with respect to any Person means (a) any obligation of such Person for borrowed money, but in any event shall include:  (i) any obligation or liabilities for which such Person has liability or which is secured by a Lien on any property of such Person incurred for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in the ordinary course of business; (ii) the face amount of all letters of credit issued for the account of such Person and all drafts drawn thereunder; (iii)  capitalized lease obligations; and (iv) all Guarantees of such Person; (b) accounts payable of such Person that have not been paid within 60 days of their due date and are not being contested; (c) annual employee bonus obligations that are not accrued on the Financial Statements; and (d) retroactive insurance premium obligations.

“Indemnifiable Damages” means, subject to Article VIII and the limitation therein contained,any and all loss, liability, claim, damage, expense (including out-of-pocket costs of investigation and defense and reasonable attorneys’ fees and expenses), whether or not involving a third-party claim under Section 8.5, that an Indemnitee actually suffers or incurs; provided, however (a) the amount of any Indemnifiable Damages shall be reduced for any insurance actually received by an Indemnitee in respect of such loss, liability, claim, damage, expense (including out-of-pocket costs of investigation and defense and reasonable attorneys’ fees and expenses) and (b) the amount of any Indemnifiable Damages shall be reduced for indemnities from third parties or in the case of third-party Claims, by any amount actually recovered by an Indemnitee pursuant to counterclaims directly relating to the facts giving rise to such third-party Claims.

“Indemnitee” shall have the meaning set forth in Section 8.5(a).

“Indemnitor” shall have the meaning set forth in Section 8.5(a).

“Independent Accountants” shall have the meaning set forth in Section 3.4(b).

“Independent Accountant’s Final Net Working Capital Determination” shall have the meaning set forth in Section 3.4(b).

“Intellectual Property” means with respect to the Business, all domestic and foreign patents, patent applications, trademarks, service marks and other indicia of origin, trademark and service mark registrations and applications for registrations thereof, copyrights, copyright registrations and applications for registration thereof, Internet domain names and universal resource locators (“URLs”), trade secrets, inventions (whether or not patentable), invention disclosures, moral and economic rights of authors and inventors (however denominated), technical data, customer lists, corporate and business names, trade names, trade dress, brand names, know-how, show-how, maskworks, formulae, methods (whether or not patentable), designs, processes, procedures, technology, source codes, object codes, computer software programs, databases, data collectors and other proprietary information or material of any type, whether written or unwritten (and all good will associated with, and all derivatives, improvements and refinements of, any of the foregoing).

“Inventory Survey” shall have the meaning set forth in Section 3.4(d).

“Investment” shall mean (a) any direct or indirect ownership, purchase or other acquisition by a Person of any notes, obligations, instruments, capital stock, options, securities or ownership interests (including partnership interests and joint venture interests) of any other Person; and (b) any capital contribution or similar obligation by a Person to any other Person.

“Knowledge” means (a) with respect to Seller, the actual knowledge of Walter F. Valentine and Thomas Demers and with respect to Sections 5.14, 5.15, 5.16 and 5.17 only, Robert Shugdinis, with respect to a particular fact or matter in question and all knowledge which would have been obtained by reasonable inquiry by each such person, and (b) with respect to Buyer, the actual knowledge of David S. Ulmer and Alan Gurney with respect to a particular fact or matter in question and all knowledge which would have been obtained by reasonable inquiry by such person.

“Lien” means any (a) security interest, lien, mortgage, pledge, hypothecation, encumbrance, Claim, easement, charge, restriction on transfer or otherwise, or interest of another Person of any kind or nature, including any conditional sale or other title retention Contract or lease in the nature thereof; (b) any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute; and (c) any subordination arrangement in favor of another Person.

“Material Adverse Change” means any developments or changes which would have a Material Adverse Effect.

“Material Adverse Effect” means any circumstance, state of facts or matters, changes, developments or effects that has or is reasonably expected by Seller to have a material adverse effect in respect of the Business or Seller’s properties, assets, results of operations, plans, strategies or condition (financial or otherwise) of Seller, taken as a whole.

“Material Consents” shall have the meaning set forth in Section 7.17(a).

“Net Working Capital” shall have the meaning set forth in Section 3.4(a).

“Net Working Capital Target” shall have the meaning set forth in Section 3.1.

“Noncompete Period” shall have the meaning set forth in Section 7.10(a)(ii).

“Nonsolicitation Period” shall have the meaning set forth in Section 7.10(a)(ii).

“Occurrence” means any accident, happening or event which occurs or has occurred at any time prior to the Closing Date that is caused or allegedly caused by any hazard or defect in manufacture, design, materials or workmanship including, without limitation, any failure or alleged failure to warn or any breach or alleged breach of express or implied warranties or representations with respect to a product manufactured, shipped, sold or delivered by or on behalf of Seller which results or is alleged to have resulted in injury or death to any Person or damage to or destruction of property (including damage to or destruction of the product itself) or other consequential damages, at any time.

“Operating Lease” means a lease of tangible property to which Seller is a party as lessee that is not a capitalized lease under GAAP.

“Order” means any writ, decree, order, judgment, injunction, rule, ruling, Lien, voting right, consent of or by an Authority.

“Other Closing Documents” shall have the meaning set forth in Section 8.1.

“Payment Due Date” shall have the meaning set forth in Section 3.4(c).

“Permits” means all permits, licenses, registrations, certificates, Orders, qualifications or approvals required by any Authority.

“Permitted Liens” means (a) statutory Liens not yet delinquent and immaterial in amount; (b) such imperfections or irregularities of title or Liens as do not materially detract from or interfere with the present use of the properties or assets subject thereto or affected thereby, otherwise impair present business operations at such properties, or do not materially detract from the value of such properties and assets; (c) Liens reflected in the Financial Statements or the notes thereto; (d) the rights of customers of Seller with respect to inventory or work in progress under purchase orders or Contracts entered into by Seller in the ordinary course of business; (e) mechanics’, carriers’, workers’, repairmen’s, warehousemen’s, or other similar Liens arising in the ordinary course of business in respect of obligations not overdue and immaterial in amount or which are being contested in good faith and covered by a bond in an amount at least equal to the amount of the Lien; (f) deposits or pledges to secure workmen’s compensation, unemployment insurance, old age benefits or other social security obligations in connection with, or to secure the performance of, bids, tenders, trade Contracts not for the payment of money or leases, or to secure statutory obligations or surety or appeal bonds or other pledges or deposits for purposes of like nature in the ordinary course of business and immaterial in amount; and (g) Liens evidenced by the Real Property Leases, the Operating Leases, the contracts and Seller’s licenses of Intellectual Property; (h) Liens and encroachments described in any title insurance policy, survey or title commitment provided to or obtained by Buyer; and (i) Liens not created by, through or under Seller.

“Person” means any corporation, partnership, joint venture, limited liability company, organization, entity, Authority or natural person.

“Policies” means all Contracts that insure (a) Seller’s, properties, plant and equipment for loss or damage; and (b) Seller or its officers, directors, employees or agents against any liabilities, losses or damages (or lost profits) for any reason or purpose.

“Prime Rate” shall have the meaning set forth in Section 3.4(c).

“Proposed Closing Date Net Working Capital Statement” shall have the meaning set forth in Section 3.4(a).

“Projections” shall have the meaning set forth in Section 5.27.

“Protected Area” shall have the meaning set forth in Section 7.10(a)(iii).

“Purchased Assets” shall have the meaning set forth in Section 1.1.

“Purchase Price” shall have the meaning set forth in Section 3.1.

“Purchase Price Adjustment” shall have the meaning set forth in Section 3.4(c).

“Real Property Lease” shall have the meaning set forth in Section 5.31(a).

“Recalls” means product recall, rework or post-sale warning or similar action.

“Regulation” means any rule, law, code, statute, regulation, ordinance, requirement, announcement, policy, rule of common law or other binding action of or by an Authority and any judicial interpretation thereof.

“Restricted Material Contracts” shall have the meaning set forth in Section 7.17(a).

“Retained Liabilities” shall have the meaning set forth in Section 2.2.

“Seller” shall have the meaning set forth in the preamble.

“Seller Indemnified Parties” shall have the meaning set forth in Section 8.4.

“Seller’s Intellectual Property” shall mean all Intellectual Property owned by Seller and used in connection with the Business.

“Stockholder” shall have the meaning set forth in the preamble.

“Tangible Property” shall have the meaning set forth in Section 5.30.

“Tax Contest” shall have the meaning set forth in Section 7.4(b)(i).

“Tax Returns” means federal, state, foreign and local Tax reports, returns, information returns and other similar documents, but does not include Income Tax reports, returns, information returns or other similar documents.

“Taxes” means all taxes, however denominated, including ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), stamp, leasing, lease, user, excise, duty, franchise, transfer, license, withholding, payroll, employment, foreign, fuel, occupational and interest equalization, windfall profits, severance, and other similar charges (including interest and penalties), but shall not include Income Taxes.

“Taxing Authority” means the Internal Revenue Service and any other federal, state, or local authority which has the right to impose Taxes or Income Taxes on Seller.

“Termination Fee” shall have the meaning set forth in Section 4.6(f).

“Transferred Employees” shall have the meaning set forth in Section 7.15(a).

“Termination Liability” shall have the meaning set forth in Section 7.15(b).

“Unaudited Financial Statements” shall have the meaning set forth in Section 5.4(a).

“Underground Storage Tank” shall have the meaning ascribed to such term in Section 6901 et seq., as amended, of RCRA, or any applicable Regulation, Order governing underground storage tanks.

“URLs” shall have the meaning set forth in the definition of Intellectual Property.

“VEBAs” shall have the meaning set forth in Section 5.13(a).

Section 9.4.                                Notices.  All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) 1 calendar day after being delivered by hand, (b) 5 calendar days after being mailed first class or certified with postage paid or (c) upon receipt if couriered by overnight receipted courier service or (d) when the party receiving a telecopy shall have confirmed receipt of the communication:

(a)	If to Seller, to:

Kleer Lumber, Inc.
44 Grief Way
Westfield, MA 01085

	Attention:	Walter F. Valentine
	Telephone:	(413) 572-1700
	Facsimile:	(413) 572-1729
Email: wvalentine@kleerlumber.com

with a copy to:
(which shall not constitute notice to Seller)

Cooley, Shrair P.C.
1380 Main Street
Springfield, MA 01103

	Attention:	Peter W. Shrair
	Telephone:	(413) 781-0750
	Facsimile:	(413) 733-3042
Email: pshrair@cooleyshrair.com

or to such other Person or address as Seller shall furnish by notice to Buyer in writing.

(b)	If to Buyer, to:

Tapco International Corporation
10653 South River Front Parkway
Suite 300
South Jordan, UT 84095
	Attention:	General Counsel
	Telephone:	(801) 984-9400
	Facsimile:	(801) 984-9430
Email: hhatfield@headwaters.com

with a copy to:

(which shall not constitute notice to Buyer)

Pillsbury Winthrop Shaw Pittman LLP
Four Embarcadero Center, 22nd Floor
San Francisco, California 94111
Attention:	Linda C. Williams
Telephone:	(415) 983-7334
Facsimile:	(415) 983-1200
Email: linda.williams@pillsburylaw.com

or to such other Person or address as Buyer shall furnish by notice to Seller in writing.

After any notice is made hereunder, the party taking such action will use its commercially reasonable efforts to deliver a copy of such notice to the e-mail address of the intended recipients as soon as practical but in no event later than twelve (12) hours after such action has been taken.

Section 9.5.                                Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that Buyer may, without the prior approval of Seller, grant Liens in respect of its rights and interests hereunder to its lenders (and any agent for the lenders), and the parties hereto consent to any exercise by such lenders (and such agent) of their rights and remedies with respect to such collateral.

Section 9.6.                                Governing Law.  The parties agree that this Agreement shall be governed by the internal laws of the Commonwealth of Massachusetts as to all matters, including but not limited to matters of validity, construction, effect and performance.

Section 9.7.                                Counterparts.  This Agreement may be executed in two or more counterparts (including by means of telecopied signature pages), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterpart signatures need not be on the same page and shall be deemed effective upon receipt.  If this Agreement is executed by Buyer and Seller, it shall be deemed to be a valid Contract as between and among such signatories notwithstanding that other parties may be named herein.

Section 9.8.                                Headings.  The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.9.                                Entire Agreement.  Excluding the Confidentiality Agreement, this Agreement, including the schedules and exhibits hereto and the Contracts, documents, certificates and instruments referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and supersedes all prior Contracts, representations, warranties, promises, covenants, arrangements, communications and understandings, oral or written, express or implied, between the parties with respect to such transactions.  There are no Contracts, representations, warranties, promises, covenants, arrangements or understandings between the parties with respect to the transactions contemplated hereby, other than those expressly set forth or referred to herein.

Section 9.10.                         Injunctive Relief.  The parties hereto agree that in the event of a breach of any provision of this Agreement or a failure by a party to perform in accordance with the specific terms herein, the aggrieved party or parties may be damaged irreparably and without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provision of this Agreement, the aggrieved party or parties may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provision without the requirement of a posting of a bond, as well as to obtain damages for breach of this Agreement. By seeking or obtaining any such relief, the aggrieved party shall not be precluded from seeking or obtaining any other relief to which it may be entitled.

Section 9.11.                         Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party hereto, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

Section 9.12.                         Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Regulations, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by, illegal or unenforceable under applicable law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 9.13.                         Expenses.  Buyer shall bear its own expenses, including without limitation, brokerage or investment banking, accounting, legal fees and expenses, with respect to this Agreement and the transactions contemplated hereby.  Except as provided below, Seller shall bear its own expenses, including without limitation, brokerage or investment banking, accounting and legal fees and expenses, with respect to this Agreement and the transactions contemplated hereby.

Section 9.14.                         No Third Party Beneficiaries.  Except as provided in Article VIII, this Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns and nothing herein express or implied shall be construed to give any Person, other than the parties and such permitted successors and assigns, any legal or equitable rights hereunder.

Section 9.15.                         Schedules.  All schedules and exhibits attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

Section 9.16.                         No Strict Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 9.17.                         Interpretation.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.18.                         Waiver of Jury Trial.  EACH OF THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY SCHEDULE OR EXHIBIT HERETO, OR ANY COURSE OF CONDUCT, COURSE OF DEALING OR STATEMENTS (WHETHER VERBAL OR WRITTEN) RELATING TO THE FOREGOING.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT.

Section 9.19.                         CONSENT TO JURISDICTION; SERVICE OF PROCESS.  BUYER AND SELLER HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE STATE OR FEDERAL COURTS LOCATED IN THE COMMONWEALTH OF MASSACHUSETTS IN CONNECTION WITH ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY AGREE NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, OR OTHERWISE IN ANY SUCH SUIT, ACTION OR PROCEEDING THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER OR THAT THIS AGREEMENT OR THE SUBJECT MATTER HEREOF MAY NOT BE ENFORCED BY SUCH COURTS.

***Remainder Intentionally Left Blank***

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the date first written above.

TAPCO INTERNATIONAL CORPORATION

By:	/s/ Donald P. Newman
Its: Chief Financial Officer

KLEER LUMBER, INC.

By:	/s/ Walter F. Valentine
Its: President

STOCKHOLDERS

/s/ Louis H. Price
Louis H. Price

/s/ Walter F. Valentine
Walter F. Valentine

/s/ Jo-Anne Price
Jo-Anne Price

[Signature page to Asset Purchase Agreement]